Exhibit 4.38

THE SYMBOL “[***]” OR “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

FACILITY AGREEMENT

(FACILITY B)

30 July 2025 (Germany time)

BETWEEN

JINGDONG HOLDING GERMANY GMBH

as Borrower

JD.COM, INC.

as Guarantor

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

STANDARD CHARTERED BANK (HONG KONG) LIMITED

and

BANK OF AMERICA, NATIONAL ASSOCIATION, HONG KONG BRANCH

as Mandated Lead Arrangers, Bookrunners and Underwriters

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

as Agent

and

THE BANKS AND FINANCIAL INSTITUTIONS LISTED HEREIN

as Original Lenders

THIS AGREEMENT is made on 30 July 2025 (Germany time) and made

BETWEEN:

(1)

JINGDONG HOLDING GERMANY GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Düsseldorf under registration number HRB 107672 as original borrower (the Original Borrower);

(2)

JD.COM, INC., an exempted company registered by way of continuation into the Cayman Islands with limited liability and registration number 284373 whose registered office is at Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands as guarantor (the Guarantor);

(3)

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, STANDARD CHARTERED BANK (HONG KONG) LIMITED and BANK OF AMERICA, NATIONAL ASSOCIATION, HONG KONG BRANCH, as mandated lead arrangers, bookrunners and underwriters (the MLABUs and each an MLABU);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the Original Lenders and each an Original Lender); and

(5)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, as agent of the Finance Parties (other than itself) (the Agent).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Deed means a document substantially in the form set out in Schedule 9 (Form of Accession Deed).

Acquisition has the meaning given to it in the Facility Agreement (Facility A).

Acquisition Approvals has the meaning given to it in the Facility Agreement (Facility A).

Acquisition Costs has the meaning given to it in the Facility Agreement (Facility A).

Acquisition DD Reports has the meaning given to it in the Facility Agreement (Facility A).

Acquisition Documents has the meaning given to it in the Facility Agreement (Facility A).

Adjusted Consolidated EBITDA has the meaning given to it in Clause 20.1 (Financial definitions).

Additional Borrower means the Target, if it becomes an Additional Borrower in accordance with Clause 24.2 (Additional Borrower).

Administrative Parties means each of the Agent, the MLABUs and the Arrangers (each an Administrative Party).

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of any Holding Company of that person.

Anti-Boycott Regulations means Council Regulation (EC) 2271/96 of 22 November 1996 (as amended) protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) and/or any other applicable blocking laws or regulations.

Arranger means any person which enters into a Syndication Agreement and been awarded the title of mandated lead arranger and bookrunner, mandated lead arranger, lead arranger, arranger or similar.

Assignment Agreement means, in relation to any assignment by any Lender of any or all of its rights under this Agreement, an assignment agreement substantially in a recommended form of the LMA or any other form agreed between the applicable assignor, the applicable assignee and the Agent.

Auditors means, in respect of the Guarantor:

(a)	one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche;

(b)	any locally established or incorporated auditor firm that is a recognised affiliate of any firm referred to in paragraph (a); or

(c)	any other firm mutually agreed to by the Borrower(s) and the Agent (acting on the instructions of the Majority Lenders).

Authorisation means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; and/or

(b)

in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

Availability Period means the period from and including the date of this Agreement to and including the earlier of:

(a)	the date falling eighteen (18) Months after the date of the Facility Agreement (Facility A); and

(b)	the first date on which the Available Facility is zero.

Available Commitment means in relation to a Lender and save as otherwise provided in this Agreement, that Lender’s Commitment minus:

(a)

the aggregate amount of its participation in any outstanding Loan (for such purpose taking into account the principal amount of each such Loan when it is made and disregarding any subsequent reduction in such principal amount); and

(b)

in relation to any proposed Utilisation, that Lender’s participation in any Loan (other than the Loan the subject of such proposed Utilisation) that is due to be made on or before the Utilisation Date for such proposed Utilisation.

Available Facility means the aggregate for the time being of each Lender’s Available Commitment.

BaFin means the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienst-leistungsaufsicht).

Borrower means the Original Borrower or, if it becomes an Additional Borrower in accordance with Clause 24.2 (Additional Borrower), the Additional Borrower.

Break Costs means the amount (if any) by which:

(a)

the interest (excluding any portion thereof attributable to the Margin) which a Finance Party should have received pursuant to the terms of this Agreement for the period from the date of receipt or recovery of all or any part of the principal amount of a Loan or an Unpaid Sum to the last day of the current Interest Period in respect of that Loan or that Unpaid Sum, had the principal amount of that Loan or had that Unpaid Sum so received or recovered been paid on the last day of that Interest Period;

exceeds:

(b)

the amount of interest which that Finance Party would be able to obtain by placing an amount equal to the principal amount of that Loan or equal to that Unpaid Sum so received or recovered by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following such receipt or recovery and ending on the last day of that current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main, Hong Kong, the PRC, Singapore and (in relation to any date for payment or purchase of euro) any TARGET Day.

Change of Control has the meaning given to it in Clause 7.5(b) (Change of Control).

Clean-Up Default means an Event of Default referred to in Clauses 22.2 (Financial covenants) to 22.5 (Cross default) and Clauses 22.7 (Insolvency proceedings) to 22.13 (Material adverse change).

Clean-Up Period means the period beginning on the date of this Agreement and ending on the date falling six (6) Months after the Offer Closing Date.

Clean-Up Representation means any of the representations and warranties under Clauses 18.1 (Status) to 18.6 (Governing law and enforcement), Clause 18.9 (No default) insofar as it relates to a Clean-Up Default and Clauses 18.10 (No misleading information) to 18.14 (Authorised signatories).

Clean-Up Undertaking means any of the undertakings specified in Clause 21 (General Undertakings).

Code means the US Internal Revenue Code of 1986.

Commitment	means:

(a)

in relation to an Original Lender, the sum of the amount set opposite its name under the heading “ Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it pursuant to Clause 23 (Changes to the Lenders) or assumed by it in accordance with Clause 2.3 (Increase); and

(b)

in relation to any other Lender, the amount of any Commitment transferred to it pursuant to Clause 23 (Changes to the Lenders) or assumed by it in accordance with Clause 2.3 (Increase), to the extent not cancelled or reduced under this Agreement or transferred by it pursuant to Clause 23 (Changes to the Lenders).

[REDACTED]

Compliance Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

Confidential Information means all information relating to an Obligor, any Group Member, the Acquisition, any Target Group Member, the Transaction Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any Group Member, the Target Group or any of their respective advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Group Member, any Target Group Member or any of their respective advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 25 (Disclosure of Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Group Member, any Target Group Member or any of their respective advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower(s) and the Agent.

Consolidated Total Assets means, at any time, the consolidated total assets of the Group as at the date as of which the consolidated financial statements of the Guarantor then most recently delivered in accordance with paragraph (i) of Clause 19.1 (Financial statements) (or, if such time falls prior to the delivery of the first set of consolidated financial statements of the Guarantor in accordance with paragraph (i) of Clause 19.1 (Financial statements), the Original Financial Statements) were prepared.

Core Business means the provision of e-commerce services through the establishment of online direct sales and online marketplace retail networks (excluding, for the avoidance of doubt, the establishment and operation of any fulfilment infrastructure which supports or is otherwise ancillary to such e-commerce services and the business of developing financial products and services for the online market (including supply chain financing and microcredit) and consumer financing).

Core Business Group Member means at any time, any Group Member the majority of the total revenue of which (being more than 50% of the total revenue) for the then Most Recent Testing Period and excluding all items between Group Members derive from activities or operations in the Core Business.

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases or acquires by way of assignment or transfer any rights and/or obligations in respect of;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment (or any commitment represented thereby) or any amount outstanding under any Finance Document.

Default means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Defaulting Lender means any Lender:

(a)

which has failed to make its participation in any Loan available (or has notified the Agent that it will not make its participation in any Loan available) by the Utilisation Date of that Loan as required in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

such payment is made within five (5) Business Days of its due date; or

(ii)	such Lender is disputing in good faith whether it is contractually obliged to make such payment and/or to make its participation in such Loan available.

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and/or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Equity Interest means, in relation to any person:

(a)

any shares of any class or capital stock of or equity interest (including partnership or membership interest) in such person or any depositary receipt in respect of any such shares, capital stock or equity interest;

(b)

any securities convertible or exchangeable (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) into any such shares, capital stock, equity interest or depositary receipt, or any depositary receipt in respect of any such securities; or

(c)	any option, warrant or other right to acquire any such shares, capital stock, equity interest, securities or depositary receipts referred to in paragraphs (a) and/or (b).

EURIBOR means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

Event of Default means any event or circumstance specified in any of Clauses 22.1 (Non-payment) to 22.13 (Material adverse change).

Facility means the term loan facility made or to be made available under this Agreement as described in Clause 2.1 (The Facility).

Facility A means the term loan facility made or to be made available to the Original Borrower under the Facility Agreement (Facility A).

Facility Agreement (Facility A) means the EUR facility agreement dated on or about the date of this Agreement between (among others) the Original Borrower (as borrower) and The Hongkong and Shanghai Banking Corporation Limited as agent for the purpose of (among other things) financing the Acquisition.

Facility Agreement (Facility A) Initial Utilisation Date has the meaning given to “Initial Utilisation Date” in the Facility Agreement (Facility A).

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office(s) through which it will perform its obligations under this Agreement.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter or letters referring to this Agreement or the Facility:

(a)	between one or more of the Administrative Parties (on the one hand) and the Original Borrower (on the other hand) setting out any fees (including any of the fees referred to in Clause 11 (Fees)); or

(b)	setting out any fees payable to a Finance Party referred to in paragraph (g) of Clause 2.3 (Increase),

including but not limited to the Syndication and Fee Letter.

Final Maturity Date means:

(a)	the date falling three hundred and sixty-four (364) days after the Initial Utilisation Date; or

(b)	if earlier, the date which is twenty-seven (27) Months after the date of this Agreement, or, in either case, if that date is not a Business Day, the preceding Business Day.

Finance Documents means this Agreement, the Fee Letters, any Accession Deed, any Utilisation Request, any Selection Notice, any Compliance Certificate and any other document(s) designated as a “Finance Document” by the Agent and the Borrower(s) (each a Finance Document).

Finance Lease means any lease or hire purchase contract, a liability under which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP immediately before the adoption of ASC 840 (Lease), have been treated as an operating lease).

Finance Parties means the Agent, the MLABUs, the Arrangers and the Lenders (each a Finance Party).

Financial Half Year means the period commencing on the date falling immediately after a Half Year Date and ending on the next Half Year Date.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	any moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility (including any dematerialised equivalent thereof);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount of any liability under an advance or deferred purchase agreement primarily entered into as a method of raising finance or to finance the acquisition of any asset;

(g)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(h)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and/or

(j)	the amount of any liability in respect of any guarantee or indemnity or similar assurance against financial loss for any of the items referred to in paragraphs (a) to (i) above.

Financial Year means the annual accounting period of the Group ending on 31 December in each year.

GAAP means:

(a)	in relation to any Borrower, German GAAP; or

(b)	in relation to the Guarantor, generally accepted accounting principles in the United States of America.

German Commercial Code means the German Handelsgesetzbuch.

German GAAP means Grundsätze ordnungsmäßiger Buchführung under the German Commercial Code, including IFRS.

German Person means any person (including any Obligor) that has its registered office (Sitz) in Germany or is managed from Germany.

German Takeover Code means the German Wertpapiererwerbs- und Übernahmegesetz (WpÜG).

Germany means the Federal Republic of Germany.

Governmental Agency means any government or any governmental, semi-governmental, regulatory or judicial agency, department, body, entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

Group means the Guarantor and its Subsidiaries from time to time (including, from the Offer Closing Date, the Target if it is a Subsidiary of the Guarantor).

Group Member means any member of the Group.

Guarantor Listing Stock Exchange means NASDAQ or the Main Board of the Hong Kong Stock Exchange.

Half Year Dates means each of 30 June and 31 December (each a Half Year Date).

Holding Company means, in relation to a company, corporation or entity, any other company, corporation or entity in respect of which it is a Subsidiary.

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China.

Hong Kong Stock Exchange means The Stock Exchange of Hong Kong Limited or any successor.

HSBC Group means HSBC Holdings PLC together with its subsidiary undertakings from time to time.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

such payment is made within five (5) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 7 (Form of Increase Confirmation).

Initial Utilisation Date means the first Utilisation Date under this Agreement.

Insolvency Event in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)

becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due or a moratorium is declared in respect of any of its indebtedness;

(c)	makes a general assignment, arrangement, composition or compromise with, or for the benefit of, its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, monitor or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Intellectual Property means:

(a)

any patents, trade-marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use any or all of the assets referred to in paragraph (a) (which may now or in the future subsist).

Interest Period means:

(a)	in relation to a Loan, any period determined in accordance with Clause 9 (Interest Periods); and/or

(b)	in relation to an Unpaid Sum, any period determined in accordance with Clause 8.3 (Default interest).

Interpolated Screen Rate means, in relation to EURIBOR for any Loan or any Unpaid Sum and any Interest Period relating thereto, the rate per annum (rounded upwards to four decimal places) for a period equal to the length of such Interest Period which results from interpolating on a linear basis between:

(a)	the rate per annum that is equal to the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the length of such Interest Period; and

(b)	the rate per annum that is equal to the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the length of such Interest Period,

each as of the Specified Time on the Quotation Day for the currency of such Loan or such Unpaid Sum and for such Interest Period.

JD Health Group means JD Health International Inc. and its Subsidiaries from time to time.

JD Health Group Member means any member of the JD Health Group.

JD Industrial Group means JINGDONG Industrials, Inc. and its Subsidiaries from time to time.

JD Industrial Group Member means any member of the JD Industrial Group.

JD Logistics Group means JD Logistics, Inc. and its Subsidiaries from time to time.

JD Logistics Group Member means any member of the JD Logistics Group.

JD Property Group means JINGDONG Property, Inc. and its Subsidiaries from time to time.

JD Property Group Member means any member of the JD Property Group.

Legal Reservations means:

(a)

the principle that certain (including equitable) remedies may be granted or refused at the discretion of a court, the principle of reasonableness and fairness where implied by law and the limitation of enforcement by laws relating to bankruptcy, insolvency, reorganisation, court schemes, administration, moratoria and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under applicable statutes of limitation (or equivalent legislation), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of acquiescence, set off or counterclaim;

(c)	similar principles, rights and defences in respect of the enforceability of a contract, agreement or undertaking under the laws of any Relevant Jurisdiction;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; and

(f)

any other matters which are set out as qualifications or reservations as to matters of law of general application and which are set out in the legal opinions required to be delivered under this Agreement (as if references therein to any document to which such legal opinions apply were references to any document to which any representation or warranty under any Finance Document (which is qualified by the Legal Reservations) relates).

Lender means:

(a)	any Original Lender; and/or

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders) or Clause 2.3 (Increase),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

Loan means, as the context requires, a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

LMA means the Loan Market Association.

Majority Lenders means a Lender or Lenders whose Commitments aggregate 66 2⁄3% or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 66 2⁄3% or more of the Total Commitments immediately prior to the reduction of the Total Commitments to zero).

[REDACTED]

Material Adverse Effect means a material adverse effect on:

(a)	the business or financial condition of:

(i)	an Obligor; or

(ii)	the Group (taken as a whole);

(b)	the ability of an Obligor to perform its payment obligations under any Finance Document; or

(c)	the validity, legality or enforceability of any Finance Document or the rights or remedies of any Finance Party under any of the Finance Documents.

[REDACTED]

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day in that next calendar month (in which that period is to end) is not a Business Day, that period shall end on the next Business Day in that next calendar month if there is one, or if there is not, on the immediately preceding Business Day in that next calendar month;

(b)	if there is no numerically corresponding day in that next calendar month (in which that period is to end), that period shall end on the last Business Day in that next calendar month; and

(c)	if any period begins on the last Business Day of a calendar month, that period shall end on the last Business Day in the calendar month in which that period is to end.

The above rules will only apply to the last Month of any period.

Most Recent Testing Period means, as at any time, the period of twelve (12) Months ending on the date as at which the consolidated financial statements of the Guarantor most recently delivered to the Agent under Clause 19.1 (Financial statements) of this Agreement (as at such time) were prepared. For the avoidance of doubt, as at the date of this Agreement, such most recently delivered consolidated financial statements of the Guarantor are the Original Financial Statements.

New Lender has the meaning given to it in Clause 23 (Changes to the Lenders).

Nei Bao Wai Dai Transaction means any transaction under which any person that is incorporated or organised outside of the PRC incurs any Financial Indebtedness from any creditor which is incorporated or organised outside of the PRC and where such Financial Indebtedness is supported by any guarantee or Security over assets granted by any person that is incorporated or organised in (or is a resident or citizen of) the PRC.

Nei Cun Wai Dai Transaction means any transaction or banking arrangement entered into by any Material Entity involving any netting or set-off or cash-pooling arrangement where:

(a)	any provider of any cash deposit or credit balance (involved in such transaction or arrangement) is incorporated or organised in (or is a resident or citizen of) the PRC; and

(b)	any person that can benefit from such cash deposit or credit balance pursuant to such transaction or arrangement is incorporated or organised outside the PRC.

Obligor means:

(a)	the Original Borrower;

(b)	if it becomes an Additional Borrower in accordance with Clause 24.2 (Additional Borrower), the Additional Borrower; or

(c)	the Guarantor.

OFAC means the Office of Foreign Assets Control of the US Department of the Treasury (or any successor thereto).

Offer means the public tender offer by the Original Borrower for all issued shares in the capital of the Target to shareholders of the Target, as the same may be amended in a manner not prohibited under the Facility Agreement (Facility A).

Offer Closing Date the date on which the Offer is settled.

Original Financial Statements means the audited consolidated financial statements of the Guarantor for its Financial Year ended 31 December 2024.

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

[REDACTED]

PRC means the People’s Republic of China (which, for the purposes of the Finance Documents, does not include Hong Kong, the Special Administrative Region of Macau or Taiwan).

Quasi-Security means any arrangement or transaction described in Clause 21.4(b) (Negative pledge).

Quotation Day means, in relation to any period for which an interest rate is to be determined, two (2) TARGET Days before the first day of that period.

Relevant Market means the European interbank market.

Reference Bank Rate means, in relation to any Loan or Unpaid Sum and any period relating thereto, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by each of the Reference Banks as the rate at which such Reference Bank could borrow funds in the Relevant Market for such period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in such currency and for such period.

Reference Banks means the principal London offices of any bank(s) as may be appointed by the Agent after consultation with the Borrower(s), provided that no bank shall be appointed as a Reference Bank without its prior consent and the prior written consent of the Borrower(s) (provided further that the consent of the Borrower(s) shall not be unreasonably withheld or delayed and will be deemed to be given five (5) Business Days after the Agent has requested in writing).

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its jurisdiction of incorporation; and

(b)	any jurisdiction where it conducts a material part of its business.

Relevant Period means has the meaning given to it in Clause 20.1 (Financial definitions).

Repeating Representations means each of the representations and warranties set out in Clauses 18.1 (Status) to 18.6 (Governing law and enforcement) (inclusive), paragraph (b) of Clause 18.9 (No default), paragraph (c) of Clause 18.10 (No misleading information), paragraphs (a) and (b) of Clause 18.11 (Financial statements) and Clause 18.13 (No proceedings pending or threatened) to Clause 18.15 (Sanctions, anti-money laundering and anti-corruption) (inclusive).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Restricted Finance Party has the meaning given to that term in Clause 1.6 (Sanctions).

Sanctions means the sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of the Sanctions Authorities.

Sanctions Authorities means:

(a)	the United States government;

(b)	the United Nations;

(c)	the European Union;

(d)	the United Kingdom government;

(e)	the German government;

(f)	the Hong Kong government;

(g)	the Hong Kong Monetary Authority;

(h)	the Singapore government;

(i)	the Monetary Authority of Singapore;

(j)	the Republic of France;

(k)	the PRC government; or

(l)

the respective Governmental Agencies of any of the foregoing, including without limitation, OFAC, the US Department of State, the US Department of the Treasury’s Office of Foreign Assets Control and His Majesty’s Treasury.

Sanctions Provisions means the representations, general undertakings, restrictions and any other provisions related to Sanctions contained in this Agreement (including Clause 18.15 (Sanctions, anti-money laundering and anti-corruption) and Clause 21.12 (Sanctions), and any other existing or future provision relating to Sanctions in this Agreement or any other Finance Document.

Screen Rate means in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Refinitiv screen (or any replacement Refinitiv page which displays that rate), or, on the appropriate page of such other information service which publishes that rate from time to time in place of Refinitiv. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower(s) and the Lenders.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect, including, in respect of the Borrower(s) or, from the Offer Closing Date, any Target Group Member incorporated in Germany, any assignment for security purposes (Sicherungsabtretung), any transfer for security purposes (Sicherungsübereignung) or other in rem security (dingliche Sicherheit) securing any obligation of any person or any other agreement or arrangement having a similar effect.

Selection Notice means a notice in substantially the form set out in Part 2 of Schedule 3 (Requests).

Specified Time means the applicable time determined in accordance with Schedule 6 (Timetables).

Subsidiary means in relation to any company, corporation or entity, a company, corporation or entity:

(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or entity;

(b)	more than half the issued equity share capital, registered capital or equity interest of which is beneficially owned, directly or indirectly by the first mentioned company, corporation or entity;

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or entity; or

(d)

the financial condition or results of operation of which are or are required under GAAP to be consolidated for the purposes of the consolidated financial statements of the first mentioned company, corporation or entity (including any VIE Entity that is the subject of any VIE Contract), and for this purpose, a company, corporation or entity shall be treated as being controlled by another if that other company, corporation or entity is able to direct its affairs and/or to control the majority of the composition of its board of directors or equivalent body, provided however that, without prejudice to the application of the provisions of the Finance Documents to the Target as the Additional Borrower if it becomes an Additional Borrower in accordance with Clause 24.2 (Additional Borrower), paragraphs (a), (b) and (d) above shall not apply in respect of the Target being either a Subsidiary of the Original Borrower or a Group Member and the Target shall only be a Subsidiary of the Borrower and a Group Member as a result of the shareholding of the Original Borrower in the Target if either:

(i)	the Original Borrower acquires greater than fifty per cent. (50%) of the shares of the Target and the Target has been converted into a German limited liability company (GmbH); or

(ii)

the Original Borrower acquires greater than seventy five per cent. (75%) of the shares of the Target and a domination agreement pursuant to section 291 of the German Stock Corporation Act (Aktiengesetz) has been implemented.

Super Majority Lenders means a Lender or Lenders whose Commitments aggregate 80% or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 80% or more of the Total Commitments immediately prior to the reduction of the Total Commitments to zero).

Syndication means the primary syndication of the Facility as contemplated in the Syndication and Fee Letter.

Syndication Agreement has the meaning given to it in Clause 23.4 (Master assignment or transfer).

Syndication and Fee Letter means the syndication and fee letter dated on or about the date of this Agreement between the Borrower, the MLABUs and the Agent in respect of this Agreement.

Syndication Date means the last day of the Syndication Period (as defined in the Syndication and Fee Letter).

T2 means the real time gross settlement system operated by the Eurosystem, or any successor system.

Target means CECONOMY Aktiengesellschaft, a stock corporation (Aktiengesellschaft), incorporated under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Düsseldorf under registration number HRB 39473 and, as at the date of this Agreement, listed on the Frankfurt Stock Exchange (Börse Frankfurt) (725750 / DE0007257503).

TARGET Day means any day on which T2 is open for the settlement of payments in Euro.

Target Group means the Target and its Subsidiaries from time to time.

Target Group Facility means each credit facility entered into by any Target Group Member as at the Offer Closing Date constituting Financial Indebtedness of that Target Group Member.

Target Group Member means any member of the Target Group.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Deduction has the meaning given to such term in paragraph (a) of Clause 12.1 (Definitions).

Total Book Equity means, at any time, the amount specified on the consolidated balance sheet of the Guarantor as “Total shareholders’ equity” in the consolidated financial statements of the Guarantor then most recently delivered pursuant to Clause 19.1 (Financial statements) (or, if no such consolidated statements of the Guarantor have been so delivered as at such time, the Original Financial Statements).

Total Commitments means the aggregate of the Commitments, being EUR768,000,000 at the date of this Agreement.

Transaction Documents means:

(a)	the Finance Documents;

(b)	the Finance Documents (as defined in the Facility Agreement (Facility A)); and

(c)	the Acquisition Documents.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower(s).

Transfer Date means, in relation to an assignment by a Lender of any or all of its rights under this Agreement or a transfer by a Lender of any or all of its rights and obligations under this Agreement, the later of:

(a)	the proposed Transfer Date specified in the Assignment Agreement relating to such assignment or (as the case may be) the Transfer Certificate relating to such transfer; and

(b)	the date on which the Agent executes the Assignment Agreement relating to such assignment or (as the case may be) the Transfer Certificate relating to such transfer.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under any or all of the Finance Documents.

US, U.S. and United States means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

U.S.A. Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

US Bankruptcy Code means Title 11 of the United States Code, 11 USC. 101 et seq., entitled “Bankruptcy”.

US Tax Obligor means:

(a)	a person who is resident for tax purposes in the US; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the US for United States federal income tax purposes.

Utilisation means a utilisation of the Facility.

Utilisation Date means the date of a Utilisation, being the date on which the Loan (the subject of such Utilisation) is made or to be made.

Utilisation Request means a notice substantially in the form set out in Part 1 (Form of Utilisation Request) of Schedule 3 (Requests).

VAT means

(a)	any tax imposed in compliance with the United Kingdom Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)

any other tax of a similar nature, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) of (b) above, or imposed elsewhere.

VIE Contract means any agreement, instrument or arrangement that constitutes, or forms part of, any contractual arrangements enabling a Group Member to exercise Control over a person (in respect of whom the Guarantor does not beneficially own, directly or indirectly, more than half of its Equity Interests) (a VIE Entity) or consolidate the financial condition or results of operation of any VIE Entity for the purposes of the consolidated financial statements of the Group or any Group Member, including any loan agreement between any Group Member and any VIE Entity or any holder of any Equity Interest in any VIE Entity, any pledge agreement relating to any Equity Interest in any VIE Entity and any proxy relating to any Equity Interest in any VIE Entity. For the purposes of this definition, “Control” means, in relation to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or affairs of such person, whether through the ownership of voting securities, by contract or otherwise.

VIE Entity has the meaning in the definition of “VIE Contract”.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

the Agent, any MLABU, any Arranger, any Administrative Party, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)

a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended and/or restated from time to time;

(iii)	a document in agreed form is a document which is in the form agreed in writing by or on behalf of the Borrower(s) and the Agent;

(iv)	asset includes present and future properties, revenues and rights of every description;

(v)

disposal includes any sale, lease, transfer, conveyance, assignment and other disposal of any asset or any interest therein (including any other transaction or arrangement pursuant to which the economic benefit of or beneficial interest in such asset is lost or diluted) and “dispose” shall be construed accordingly;

(vi)

guarantee includes any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness (and guarantor shall be construed accordingly);

(vii)	including shall be construed as “including without limitation” (other than when used in references to time periods) (and cognate expressions shall be construed similarly);

(viii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)

a Finance Party’s participation in any Loan or Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Finance Party by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and such Finance Party’s rights under this Agreement and/or any other Finance Document in respect thereof;

(x)

a person includes any individual, firm, limited liability company or other company, corporation, vessel, government, government authority, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xi)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	any gender shall be construed to include a reference to each other gender;

(xiii)	a provision of law is a reference to that provision as amended or re-enacted;

(xiv)

director includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand); and

(xv)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (including an Event of Default) is continuing if it has not been remedied or waived.

(e)

The equivalent of an amount in a given currency (the specified currency) is a reference to the amount of any other currency which, when converted into the specified currency utilising the Agent’s spot rate of exchange (or, if no such spot rate of exchange is quoted by the Agent, such other prevailing market rate of exchange selected by the Agent) for the purchase of the specified currency with that other currency at or about 11am on the applicable date of determination, is equal to the applicable amount in the specified currency.

(f)	Unless a contrary indication appears, knowledge means, in respect of any Borrower, to the best of the knowledge and belief of that Borrower, having made due and careful enquiry.

(g)

Unless a contrary indication appears, in relation to a company incorporated or established under the laws of Germany or a person which has its centre of main interest (as that term is used in Article 3(1) of the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) in Germany, a reference in this Agreement to:

(i)

that person being “unable to pay its debts as they fall due” (or similar expressions) shall be construed as a reference to that person being unable to pay (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) and/or that person being in a state of Überschuldung within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung);

(ii)

a “liquidator”, “administrator” or “provisional administrator” (or similar expressions) shall be construed as a reference to an insolvency administrator (Insolvenzverwalter), preliminary insolvency administrator (vorläufiger Insolvenzverwalter), procurator (Sachwalter) or preliminary procurator (vorläufiger Sachwalter); or

(iii)

a corporate action, legal proceeding or other procedure or step taken in relation to the “suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, bankruptcy, administration, judicial management or reorganisation” (or similar expressions) includes an application or filing for, or an institution of, insolvency proceedings (Antrag auf Eröffnung eines Insolvenzverfahrens) (including by way of (vorläufige) Eigenverwaltung or (vorläufiges) Schutzschirmverfahren), an ordering of provisional measures pursuant to section 21 of the of the German Insolvency Code (Insolvenzordnung) (Anordnung vorläufiger Maßnahmen) or a rejection of insolvency proceedings on the grounds of insufficiency of assets (Abweisung mangels Masse).

1.3	Currency symbols and definitions

(a)	US$, US dollar or US dollars denote the lawful currency of the United States of America.

(b)	€, EUR and euro denote the single currency of the Participating Member States.

(c)	Renminbi or RMB denote the lawful currency of the PRC.

1.4	Third party rights

(a)

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement, except as otherwise provided in paragraph (b) of Clause 26.10 (Exclusion of liability).

(b)

Notwithstanding any provision of this Agreement (including paragraph (a) above), the Parties do not require the consent of any person who is not a Party to rescind, amend, vary or waive any provision of this Agreement at any time.

1.5	German terminology

This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German meaning and the underlying German law legal concept shall prevail.

1.6	Sanctions

In relation to each Finance Party resident in Germany (Inländer) within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) or any (other) Finance Party that otherwise notifies the Agent to this effect (each a Restricted Finance Party), the Sanctions Provisions shall only apply for the benefit of that Restricted Finance Party to the extent that it would not result in any violation of, conflict with or liability under any Anti-Boycott Regulations. In addition, in connection with any amendment, waiver, determination or direction relating to any part of the Sanctions Provisions to which a Restricted Finance Party does not have the benefit, the commitments under this Agreement of that Restricted Finance Party will be excluded from the numerator and denominator for the purposes of determining whether the consent of the Lenders has been obtained or whether the determination or direction of the Lenders has been made. As long as a Finance Party is not incorporated in Germany or has not given to the Agent any such notice the Agent shall assume that such Finance Party is not a Restricted Finance Party and that the Sanctions Provisions shall apply for the benefit of that Finance Party where relevant for the Agent when exercising its functions under this Agreement.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower(s) a euro term loan facility in an aggregate amount of up to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under any or all of the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under any or all of the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under any or all of the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.3	Increase

(a)

The Borrower(s) may by giving prior notice to the Agent by no later than the date falling fifteen (15) Business Days after the effective date of a cancellation of the Available Commitment or the Commitment of a Lender (a Cancelled Lender) in accordance with paragraph (a) of Clause 7.4 (Right of repayment and cancellation in relation to a single Lender) (such Available Commitment or Commitment so cancelled being the Cancelled Commitment) request that the Commitments be increased (and the Commitments shall be so increased) up to an amount of the Cancelled Commitment as follows:

(i)

such increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Borrower(s) (which is not a Group Member and which satisfies the criteria for a Lender under Clause 23.1 (Assignments and transfers by the Lenders)) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of such increased Commitments which it is to assume (the Assumed Commitment of such Increase Lender), as if it had been an Original Lender with such Assumed Commitment in addition to any other Commitment which it may otherwise have in accordance with this Agreement (for the avoidance of doubt, the aggregate Assumed Commitments of all of the Increase Lenders shall not exceed such Cancelled Commitment);

(ii)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and that Increase Lender would have assumed and/or acquired had that Increase Lender been an Original Lender (with the Assumed Commitment in respect of such Increase Lender, in addition to any other Commitment which such Increase Lender may otherwise have in accordance with this Agreement);

(iii)

each Increase Lender shall become a Party as a “Lender” (with the Assumed Commitment so assumed by it, in addition to any other Commitment which that Increase Lender may otherwise have in accordance with this Agreement) and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had that Increase Lender been an Original Lender;

(iv)	the Commitments of the other Lenders shall continue in full force and effect; and

(v)

any such increase in the Commitments shall take effect on the later of (A) the date specified by the Borrower(s) in the notice referred to above or (B) the date on which the conditions set out in paragraph (b) below are satisfied in respect of such increase.

(b)	An increase in the Commitments pursuant to paragraph (a) will only be effective on:

(i)

the execution by the Agent of an Increase Confirmation from each Increase Lender in respect of such increase (setting out the Assumed Commitment which such Increase Lender is assuming in accordance with paragraph (a)); and

(ii)

in relation to an Increase Lender which is not a Lender immediately prior to such increase in Commitments, the Agent being satisfied that it has completed all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the Assumed Commitment by that Increase Lender.

(c)

The Agent shall promptly notify the Borrower(s) and that Increase Lender upon the effectiveness of such increase, provided that the Agent shall have received confirmation from either such Cancelled Lender or the Borrower(s) of the completion of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the Assumed Commitment by that Increase Lender.

(d)

Each Increase Lender, by executing an Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase in Commitments (to which such Increase Confirmation relates) becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)

The Borrower(s) shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.3.

(f)

An Increase Lender shall, on the date upon which the assumption of any Assumed Commitment takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 23.3 (Assignment or transfer fee) if such assumption were a transfer of such Assumed Commitment to such Increase Lender pursuant to Clause 23.6 (Procedure for transfer) and if such Increase Lender were a New Lender.

(g)	The Borrower(s) may pay to an Increase Lender a fee in the amount and at the times agreed between the Borrower(s) and that Increase Lender in a Fee Letter.

(h)

Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Cancelled Commitment is assumed or replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(i)	Clause 23.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase in Commitments or the assumption of any Assumed Commitment by such Increase Lender;

(ii)	the New Lender were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

2.4	Relationship of the Borrowers

This Clause 2.4 (Relationship of the Borrowers) applies from the date (if any) on which the Target accedes to this Agreement as an Additional Borrower in accordance with Clause 24.2 (Additional Borrower).

(a)	Joint and several liability

Notwithstanding that the proceeds of the Loans may be made available to one Borrower only, each of the Borrowers irrevocably and unconditionally agrees that it will be jointly and severally liable as co-borrower and principal obligor for the full amount of the Loans, together with all other amounts owing under or in connection with the Finance Documents.

(b)	Continuing obligation

The obligations of the Borrowers are continuing obligations and will extend to the ultimate balance of all sums payable by either Borrower under the Finance Documents, regardless of any intermediate payment or discharge in part.

(c)	Reinstatement

(i)

If any discharge (whether in respect of the obligations of a Borrower or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration, judicial management or otherwise without limitation, the liability of each of the Borrowers under the Finance Documents will continue or be reinstated as if the discharge or arrangement had not occurred.

(ii)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

(d)	Immediate recourse

Each of the Borrowers waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from the other Borrower or any other person before claiming from it under any of the Finance Documents.

(e)	Appropriations

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of either of the Borrowers under the Finance Documents:

(i)	(A) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) against those amounts; or

(B)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(ii)	hold in a suspense account any moneys received from a Borrower or on account of its liability under this Clause 2.4.

(f)	Non-competition

(i)	Unless:

(A)	all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full; or

(B)	the Agent otherwise directs,

neither of the Borrowers will, after a claim has been made or by virtue of any payment or performance by it under any of the Finance Documents:

I.	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

II.	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of its liability under any of the Finance Documents;

III.	claim, rank, prove or vote as a creditor of the other Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

IV.	receive, claim or have the benefit of any payment, distribution or security from or on account of the other Borrower, or exercise any right of set-off as against the other Borrower.

(ii)

Each Borrower must each hold in trust for and immediately pay or transfer to the Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to any of the Finance Documents or in accordance with any directions given by the Agent under this Clause 2.4.

(g)	Additional security

The liability of the Borrowers as co-borrowers is in addition to and is not in any way prejudiced by any guarantee or security now or subsequently held by any Finance Party.

3.	PURPOSE

3.1	Purpose

The Borrower(s) shall ensure that all amounts borrowed by it under the Facility are applied towards:

(a)

(directly or indirectly) refinancing the Financial Indebtedness incurred by any Target Group Member under any Target Group Facility which is required to be refinanced by that Target Group Member after the Offer Closing Date as a consequence of the change of control of the Target pursuant to the Acquisition; and

(b)

payment of fees, costs and expenses incurred by the Target or the applicable Target Group Member in connection with refinancing the Financial Indebtedness incurred by the applicable Target Group Member under any Target Group Facility referred to in paragraph (a), provided, that in no case amounts borrowed under the Facility may be applied towards financing or refinancing any acquisition of shares in the Target (including via the Acquisition) or the payment of any fees, costs and/or expenses (including the Acquisition Costs) incurred in connection with any such acquisition.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

The Borrower may not deliver a Utilisation Request unless the Agent has received (or the Agent has waived the requirement to receive (acting on the instructions of the Majority Lenders)) all of the documents and other evidence listed in Part 1 (Conditions Precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders (acting reasonably)). The Agent shall notify the Borrower(s) and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if, on the date of the Utilisation Request (relating to such Loan) and on the proposed Utilisation Date (for such Loan):

(a)	no Default is continuing or would result from such proposed Loan; and

(b)	the Repeating Representations are true in all material respects (whether before or after giving effect to such proposed Loan).

4.3	Maximum number of Loans

(a)	The Borrower(s) may not deliver a Utilisation Request if as a result of the proposed Utilisation, more than ten (10) Utilisations of the Facility would have occurred.

(b)	The Borrower(s) may not request that any Loan be divided.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower(s) may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the proposed Utilisation Date is not a Syndication Date;

(iii)	the currency and amount of such Loan comply with Clause 5.3 (Currency and amount);

(iv)	the proposed first Interest Period complies with Clause 9 (Interest Periods); and

(v)	the Facility Agreement (Facility A) Initial Utilisation Date has occurred; and

(vi)	the Offer Closing Date has occurred.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be euro.

(b)

The amount of the proposed Loan specified in a Utilisation Request must be an amount which does not exceed the Available Facility and which is (i) a minimum of EUR50,000,000 and an integral multiple of EUR10,000,000, or (ii) if less, the Available Facility.

5.4	Lenders’ participation

(a)

If the applicable conditions set out in this Agreement have been met and subject to Clause 7.1 (Illegality) and Clause 7.5 (Change of Control), each Lender shall make its participation in each Loan available by the Utilisation Date for such Loan through its Facility Office.

(b)

The amount of each Lender’s participation in each Loan under the Facility will be equal to a proportion of such Loan, such proportion being equal to the proportion borne by such Lender’s Available Commitment to the Available Facility immediately prior to making such Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan in each case by the Specified Time.

5.5	Cancellation of Available Facility

The Commitments which, at that time, are unutilised (being, in respect of each Lender, the amount by which the Commitment of such Lender exceeds its aggregate participation in the Loans) shall be immediately cancelled at 5pm on the last day of the Availability Period.

6.	REPAYMENT

(a)	The Borrower(s) shall repay each Loan in full on the Final Maturity Date.

(b)	The Borrower(s) may not re-borrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or any part thereof:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event and the Agent shall promptly notify the Borrower(s) upon the receipt of such notification from that Lender;

(b)

upon the Agent notifying the Borrower(s), the Available Commitment of that Lender will be immediately cancelled and reduced to zero and the Commitment of that Lender shall be reduced by the amount of the Available Commitment so cancelled (and that Lender shall not be obliged to participate in the making of any Loan); and

(c)

to the extent that that Lender’s participation in each Loan has not been transferred to another person pursuant to Clause 7.4 (Right of repayment and cancellation in relation to a single Lender), the Borrower(s) shall repay that Lender’s participation in each Loan on the last day of the Interest Period for such Loan occurring after the Agent has notified the Borrower(s) or, if earlier, the date specified by that Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law). Upon such prepayment of that Lender’s participation in any Loan, the Commitment of that Lender shall be cancelled and reduced by the amount of such prepayment.

7.2	Voluntary cancellation

(a)

The Borrower(s) may, if it gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, reduce the Available Facility to zero or by such amount (being a minimum amount of EUR50,000,000 and an integral multiple of EUR10,000,000) as the Borrower(s) may specify in such notice.

(b)	Any such reduction of the Available Facility under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Voluntary prepayment

(a)

The Borrower(s) may, if it gives the Agent not less than three (3) Business Days’ prior notice in writing, prepay the whole or any part of any Loan, provided that, in the case of any prepayment of any Loan in part, the amount of such prepayment reduces the amount of such Loan by an amount that is (i) not less than EUR50,000,000 and (ii) if in excess of EUR50,000,000, an integral multiple of EUR10,000,000.

(b)	A Loan may only be prepaid under this Clause 7.3 after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.4	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 12.2 (Tax gross-up);

(ii)	any Lender claims indemnification from an Obligor under Clause 12.3 (Tax indemnity) or Clause 13 (Increased Costs); or

(iii)	any Lender becomes a Defaulting Lender,

the Borrower(s) may, whilst (in the case of paragraph (i)) the circumstance giving rise to such requirement continues (in the case of paragraph (ii)) the circumstance giving rise to such indemnification continues or (in the case of paragraph (iii)) such Lender continues to be a Defaulting Lender, give the Agent and that Lender written notice of its intention to procure the repayment of that Lender’s participation (if any) in the Loans and the cancellation of the Commitment of that Lender (a Cancellation Notice).

(b)

On receipt of a Cancellation Notice referred to in paragraph (a) above in respect of any Lender, the Available Commitment of that Lender shall immediately be cancelled and reduced to zero (and the Commitment of that Lender shall be reduced by the amount of the Available Commitment so cancelled).

(c)

On the last day of each Interest Period relating to any Loan which ends after the Borrower(s) has given a Cancellation Notice under paragraph (a) above in respect of any Lender (or, if earlier, the date specified by the Borrower(s) in that notice), the Borrower(s) shall repay that Lender’s participation (if any) in that Loan (for the avoidance of doubt, together with all accrued interest on that Loan and all other amounts owing or payable to such Lender under the Finance Documents). Upon such prepayment of that Lender’s participation in any Loan, the Commitment of that Lender shall be reduced by the amount of such prepayment.

(d)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 12.2 (Tax gross-up);

(ii)	any Lender claims indemnification from an Obligor under Clause 12.3 (Tax indemnity) or Clause 13 (Increased Costs);

(iii)	the Borrower(s) becomes obliged to repay any Loan in accordance with Clause 7.1 (Illegality);

(iv)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (f) below); or

(v)	any Lender becomes and continues to be a Defaulting Lender,

the Borrower(s) may, on not less than five (5) Business Days’ prior written notice to the Agent and that Lender of its intention to replace that Lender (a Replacement Notice), replace that Lender (a Replaced Lender) by requiring such Replaced Lender to (and, to the extent permitted by law, such Replaced Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or any other bank, financial institution, trust fund or other entity selected by the Borrower(s) (which satisfies the criteria for a Lender under Clause 23.1 (Assignments and transfers by the Lenders) and does not contravene Clause 35 (Restrictions on Debt Purchase Transactions)) (a Replacement Lender) which confirms (x) its willingness to assume and does assume all the obligations of such Replaced Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable, free and clear from any and all withholdings and deductions, at the time of such transfer equal to the sum of (and in the currency of) (A) the aggregate outstanding principal amount of such Replaced Lender’s participation in each of the outstanding Loans, (B) all accrued interest (whether or not due) thereon, (C) any Break Costs that would have been payable to such Replaced Lender had such Replaced Lender received payment of its participation in each of the Loans and accrued interest thereon and other sums payable under the Finance Documents from the Obligors on the date of such transfer and (D) all other amounts owing or payable to such Replaced Lender under the Finance Documents, and (y) (in the case where such Replaced Lender is a Non-Consenting Lender) its consent to the waiver or amendment (that is the subject of the applicable Non-Consenting Event which constitutes such Replaced Lender as a Non-Consenting Lender).

(e)

The replacement of a Replaced Lender and the transfer of rights and obligations of such Replaced Lender to the applicable Replacement Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower(s) shall have no right to replace the Agent;

(ii)	none of the Finance Parties (including without limitation such Replaced Lender) shall have any obligation to find a Replacement Lender;

(iii)

in no event shall such Replaced Lender be required to pay, account for or surrender to such Replacement Lender for any amount (including without limitation any fees) received or recovered by such Replaced Lender pursuant to the Finance Documents prior to or in respect of any time prior to such transfer (except if any portion of such recovered amount is attributable to any amount receivable by such Replacement Lender after the date of such transfer from such Replaced Lender to such Replacement Lender);

(iv)

such Replaced Lender shall not be obliged to make such transfer or execute any Transfer Certificate in respect of such transfer unless it is satisfied (acting reasonably) that it has completed all “know your customer” and other similar procedures that it is required to conduct in relation to such transfer to such Replacement Lender (and the Replaced Lender shall perform such procedures as soon as reasonably practicable following delivery of a Replacement Notice to it in respect of such transfer and shall notify the Agent and the Borrower(s) when it is satisfied that it has completed such procedures);

(v)

such Replaced Lender shall not be required to make any such transfer to the extent that such transfer is, or would be reasonably likely to result, in breach of or non-compliance with any applicable law or regulation, or any rules or regulations of any applicable securities exchange applicable to such Replaced Lender or such Replacement Lender; and

(vi)	such Replaced Lender shall only be obliged to make such transfer if:

(A)

in the case of paragraph (d)(i), (d)(ii) or (d)(iii), at the time of such transfer, the circumstance giving rise to such requirement for increased payments to such Replaced Lender under Clause 12.2 (Tax gross-up) or such indemnification in favour of such Replaced Lender under Clause 12.3 (Tax indemnity) or Clause 13 (Increased Costs) or the obligation of the Borrower(s) to repay any Loan in accordance with Clause 7.1 (Illegality) (as the case may be) is continuing;

(B)

in the case of paragraph (d)(iv), such transfer is to be made no later than thirty (30) days after the date on which the Non-Consenting Event constituting such Replaced Lender a Non-Consenting Lender first arose, and such Non-Consenting Event is continuing at the time of such transfer; or

(C)	in the case of paragraph (d)(v), such Replaced Lender continues to be a Defaulting Lender.

(f)	In the event that:

(i)	the Obligors or the Agent (at the request of the Obligors) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the waiver or amendment in question requires the consent of all the Lenders; and

(iii)	the Super Majority Lenders have consented to such waiver or amendment,

then any Lender who does not and continues not to consent to such waiver or amendment shall be deemed a Non-Consenting Lender and such event shall be a Non-Consenting Event.

7.5	Change of Control

(a)	Upon the occurrence of a Change of Control:
(i)	the Borrower(s) shall promptly notify the Agent upon becoming aware of that event; and

(ii)	(irrespective of whether the Borrower(s) has complied with paragraph (i) above):

(A)	no Lender shall be obliged to participate in the making of any Loan; and

(B)

by not less than thirty (30) days’ notice to the Borrower(s), any Lender (acting in its sole discretion) may require that its participation in the Facility be immediately cancelled and the Borrower(s) shall immediately prepay that Lender’s participation in all of the outstanding Loans, together with accrued interest and any Break Costs, and all other accrued amounts due and payable to that Lender under the Finance Documents.

(b)	For the purpose of paragraph (a) above, Change of Control means:

(i)	the Guarantor ceasing to (directly or indirectly) beneficially hold and control fifty-one per cent. (51%) or more of the ordinary voting issued share capital in the Original Borrower;

(ii)

the Guarantor ceasing to be able to appoint or remove such number of the directors or other equivalent officers of the Original Borrower which together control at least the majority of votes which may cast at a meeting of the board of directors of the Original Borrower; or

(iii)

any person or group of persons acting in concert (other than any person or group of persons acting in concert who already control the Guarantor as at the date of this Agreement) gain(s) direct or indirect control of the Guarantor.

For the purpose of this definition:

(i)

acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of the Guarantor; and

(ii)	control of a person means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of that person;

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of that person; or

(C)	give directions with respect to the operating and financial policies of that person with which the directors or other equivalent officers of that person are obliged to comply.

7.6	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower(s) may not re-borrow any part of the Facility which is prepaid.

(d)

The Borrower(s) shall not repay or prepay all or any part of the Loans or cancel or reduce all or any part of the Commitments or Available Commitments of the Lenders except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.3 (Increase), no amount of the Total Commitments cancelled or reduced under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower(s) or the affected Lender, as appropriate.

(g)

Any prepayment or repayment of a Loan or any part thereof (other than a prepayment or repayment pursuant to Clause 7.1 (Illegality) or Clause 7.4 (Right of repayment and cancellation in relation to a single Lender)) shall be applied pro rata to each Lender’s participation in that Loan.

(h)

If all or part of any Lender’s participation in a Loan is repaid or prepaid and is not available for redrawing (other than by reason of the operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender’s Commitment (equal to the amount of such Lender’s participation in such Loan which is so repaid or prepaid) will be deemed to be cancelled on the date of such repayment or prepayment.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan at any time during an Interest Period relating thereto is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	EURIBOR.

8.2	Payment of interest

On the last day of each Interest Period relating to a Loan, the Borrower(s) shall pay accrued interest on such Loan.

[REDACTED]

8.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the Borrower(s) of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower(s) of each Funding Rate relating to a Loan.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	Subject to the provisions of this Agreement:
(i)	the Borrower(s) may select an Interest Period for any Loan in the Utilisation Request for such Loan or (if such Loan has already been borrowed) in a Selection Notice;

(ii)	each Selection Notice in respect of an Interest Period for any Loan is irrevocable and must be delivered to the Agent by the Borrower by the Specified Time;

(iii)

if the Borrower(s) fail to deliver a Selection Notice to the Agent in accordance with paragraph (a)(ii) above in relation to any Interest Period for a Loan, such Interest Period will, subject to paragraph (b), be the same as the preceding Interest Period applicable to that Loan; and

(iv)

the Borrower(s) may (pursuant to paragraph (a)(i)) select an Interest Period for any Loan of one or three Month(s) or any other period agreed between the Borrower(s) and the Agent (acting on the instructions of all the Lenders that have any participation in that Loan).

(b)	No Interest Period for any Loan shall extend beyond the Final Maturity Date. The Borrower(s) may select an Interest Period of less than one Month ending on the Final Maturity Date.

(c)

Prior to the Syndication Date, an Interest Period for a Loan shall be one Month or such other period as the Agent (acting on the instructions of all the Lenders that have any participation in that Loan) and the Borrower(s) may agree and any Interest Period which would otherwise end during the Month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date for such Loan or (if such Loan has already been made) on the last day of the preceding Interest Period relating to such Loan.

(e)

The first Interest Period for the second or any subsequent Loan (each a Subsequent Loan) shall end on the last day of the Interest Period then current (or commencing) for each other Loan which is then outstanding when that Subsequent Loan is made.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is no such next Business Day in that calendar month).

9.3	Consolidation and division of Loans

(a)

If the Interest Periods of two or more Loans end on the same date, then those Loans will, unless the Borrower(s) specify to the contrary in the Selection Notice for the immediately following Interest Period for any such Loan, be consolidated into, and treated as, a single Loan on the last day of such first mentioned Interest Periods.

(b)

Subject to Clause 4.3 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if the Borrower(s) request in a Selection Notice (delivered in respect of a Loan in accordance with Clause 9.1 (Selection of Interest Periods)) that such Loan be divided into two or more Loans, then such first-mentioned Loan will, on the last day of the current Interest Period relating thereto, be so divided into such number of Loans (as specified in such Selection Notice) each in such outstanding principal amount as specified in such Selection Notice, provided that the aggregate of such outstanding principal amounts so specified is equal to the outstanding principal amount of such first-mentioned Loan immediately before such division.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

(a)

Interpolated Screen Rate: If no Screen Rate is available for EURIBOR for any Loan and any Interest Period relating thereto, the applicable EURIBOR for such Loan and such Interest Period shall be equal to the Interpolated Screen Rate for such Loan and a period equal in length to such Interest Period.

(b)

Reference Bank Rate: If no Screen Rate is available for EURIBOR for any Loan and any Interest Period relating thereto and it is not possible to calculate the Interpolated Screen Rate for such Loan and such Interest Period, EURIBOR for such Loan and such Interest Period shall be equal to the Reference Bank Rate as of the Specified Time and for such Loan and a period equal in length to such Interest Period.

(c)

Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for such Loan and such Interest Period, there shall be no EURIBOR for that Loan and that Interest Period and Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate

(a)

Subject to paragraph (b) below, if EURIBOR for any Loan and any Interest Period relating thereto is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate for such Loan and such Interest Period shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)

If at or about noon (London time) on the Quotation Day in respect of any Interest Period for any Loan, none or only one of the Reference Banks supplies a quotation for determining the Reference Bank Rate for such Loan and such Interest Period, there shall be no Reference Bank Rate for such Loan and such Interest Period.

10.3	Market disruption

If before 5 p.m. in Hong Kong on the Business Day immediately following the Quotation Day for an Interest Period for a Loan, the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 40% of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR for that Loan and that Interest Period, then Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.4	Cost of funds

(a)

If this Clause 10.4 applies to any Loan and any Interest Period relating thereto, the rate of interest on each Lender’s share of such Loan for such Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event within five (5) Business Days before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select and if any such percentage rate per annum is less than zero, then such percentage rate per annum shall be deemed to be zero.

(b)

If this Clause 10.4 applies and the Agent or the Borrower(s) so requires, the Agent and the Borrower(s) shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower(s), be binding on all Parties.

[REDACTED]

11.	FEES

[REDACTED]

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

Non-Cooperative Jurisdiction means a “non-cooperative tax jurisdiction” (nicht kooperatives Steuerhoheitsgebiet) as set out (or will be set out) in the German Act Combating Tax Avoidance and Unfair Tax Competition (Gesetz zur Abwehr von Steuervermeidung und unfairem Steuerwettbewerb) and the respective legislative decree (Rechtsverordnung).

Non-Cooperative Jurisdiction Lender means a Lender incorporated, domiciled, established, or having its principal place of management in a Non-Cooperative Jurisdiction.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means an increased payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)

All payments to be made by the Obligors to any Finance Party under any of the Finance Documents shall be made free and clear of and without any Tax Deduction unless an Obligor is required to make a Tax Deduction, in which case the sum payable by that Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)

A payment shall not be increased under paragraph (a) above by reason of a Tax Deduction on account of Tax imposed by Germany if, on the date on which the payment falls due, the Tax Deduction is imposed solely due to the payment being made to a Non-Cooperative Jurisdiction Lender.

(c)

Each Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable by an Obligor to that Lender. If the Agent receives such notification from a Lender it shall notify that Obligor.

(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment (to which such Tax Deduction relates) evidence reasonably satisfactory to that Finance Party that such Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

(f)	The Agent shall not have any duty or obligation to facilitate the making of any Tax Deduction by the Obligors.

12.3	Tax indemnity

(a)

Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under any of the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower(s) shall, within ten (10) Business Days of demand of the Agent, indemnify each Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:

(i)

any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated;

(ii)

any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located; or

(iii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(B)	would have been so compensated but was not so compensated solely because one or more of the exclusions contained in Clause 12.2 (Tax gross-up); or

(C)	relates to a Tax imposed by Germany solely because the Lender is a Non-Cooperative Jurisdiction Lender;

(iv)	any FATCA Deduction required to be made by a Party; or

(v)	is compensated for by Clause 12.5 (Stamp taxes) or Clause 12.6 (VAT).

(b)

A Finance Party (other than the Agent) intending to make a claim under paragraph (a) shall notify the Agent of the event giving rise to such claim, whereupon the Agent shall notify the Borrower(s) thereof.

(c)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment in respect of a Finance Party and that Finance Party (acting in good faith) determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

that Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

12.5	Stamp taxes

The Borrower(s) shall:

(a)

promptly (and in any event, within any applicable deadline or grace period required or permitted by applicable law or regulation) pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(b)

within ten (10) Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs in relation to any or all stamp duty, registration and/or other similar Taxes paid or payable in respect of any Finance Document.

12.6	VAT

(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this Clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in article 11 of Council Directive 2006/112/EC as amended (or as implemented by any relevant member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party as soon as reasonably practicable.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides such requested confirmation, forms, documentation or other information.

(e)

If any Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(i)	where the Borrower is a US Tax Obligor and such Lender is an Original Lender, the date of this Agreement;

(ii)

where the Borrower is a US Tax Obligor on a Transfer Date and such Lender is a New Lender (in respect of any assignment or transfer by an Existing Lender to such New Lender), the Transfer Date in respect of such assignment or transfer;

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower(s).

(g)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for that Lender to do so (in which case that Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower(s).

(h)

The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

12.8	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of that payment for that FATCA Deduction.

(b)

Each Party shall as soon as reasonably practicable, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), and in any case at least three (3) Business Days prior to making a FATCA Deduction, notify the Party to whom it is making the payment (to which such FATCA Deduction relates) and, in addition, on or prior to the day on which it notifies that Party, shall also notify the Borrower(s), the Agent and the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased Costs

(a)

Subject to Clause 13.3 (Exceptions), the Borrower(s) shall, within ten (10) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation made, enacted, issued or put into effect after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

The terms “law” and “regulation” in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement:

Basel II means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004.

Basel III means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

CRD IV means EU CRD IV and UK CRD IV;

EU CRD IV means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(b)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC;

Increased Costs means:

(a)	a reduction in the rate of return from the Facility (or any part thereof) or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by that Finance Party of any of its obligations under any Finance Document or any participation of that Finance Party in any Loan or Unpaid Sum.

UK CRD IV means:

(a)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 as it forms part of the domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the Withdrawal Act);

(b)

the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020 (WAA)) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures;

(c)

direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the WAA) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act; and

(d)

any law or regulation of the United Kingdom which introduces into domestic law of the United Kingdom a provision which is equivalent to a provision set out in EU CRD IV and/or implements Basel III standards.

13.2	Increased Cost claims

(a)

A Finance Party (other than the Agent) intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to such claim, following which the Agent shall promptly notify the Borrower(s).

(b)

Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs in respect of any claim made by such Finance Party under Clause 13.1 (Increased Costs).

13.3	Exceptions

Clause 13.1 (Increased Costs) does not apply to any Increased Cost to the extent such Increased Cost is:

(a)	attributable to a Tax Deduction that is required by law to be made by an Obligor and that is already compensated for by Clause 12.2 (Tax gross-up);

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)

compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 12.3 (Tax indemnity) applied);

(d)

attributable to the implementation or application of or compliance with (i) Basel II or (ii) to the extent quantifiable as at the date of this Agreement, Basel III, CRD IV or any other law or regulation which implements Basel II, Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, a Finance Party or any of its Affiliates or otherwise); or

(e)	incurred by a Finance Party or an Affiliate of a Finance Party and is attributable to the wilful breach by such Finance Party or such Affiliate of any law or regulation.

14.	MITIGATION BY THE LENDERS

14.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower(s), take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2	Limitation of liability

(a)

The Borrower(s) shall indemnify each Finance Party, within ten (10) Business Days of demand, for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any such claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

15.	OTHER INDEMNITIES

[REDACTED]

16.	COSTS AND EXPENSES

[REDACTED]

17.	GUARANTEE AND INDEMNITY

[REDACTED]

18.	REPRESENTATIONS

[REDACTED]

19.	INFORMATION UNDERTAKINGS

[REDACTED]

20.	FINANCIAL COVENANTS

[REDACTED

21.	GENERAL UNDERTAKINGS

[REDACTED

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23 and Clause 35 (Restrictions on Debt Purchase Transactions), a Lender (the Existing Lender) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

23.2	Conditions of assignment or transfer

(a)

Prior to the Initial Utilisation Date, the prior written consent of the Borrower(s) and both Syndication MLABUs (as defined in the Syndication and Fee Letter) shall be required in respect of any assignment and/or transfer made in accordance with Clause 23.1 (Assignments and transfers by the Lenders), except for:

(i)	any assignment or transfer made by any Lender in favour of an Affiliate of that Lender;

(ii)	if agreed by all MLABUs, any assignment or transfer made by any MLABU in favour of any other MLABU;

(iii)	any assignment or transfer made by any Syndication MLABU (as defined in the Syndication and Fee Letter) pursuant to a Syndication Agreement;

(iv)

any assignment or transfer made by any Syndication MLABU (as defined in the Syndication and Fee Letter) to any person on the Syndicate Bank List (as defined in the Syndication and Fee Letter), provided that such assignment or transfer is made in accordance with the conditions set out in the Syndication and Fee Letter; or

(v)	any assignment or transfer made at a time when an Event of Default is continuing.

(b)

From the Initial Utilisation Date, the prior written consent of the Borrower shall not be required in respect of any assignment and/or transfer made in accordance with Clause 23.1 (Assignments and transfers by the Lenders).

(c)

If the prior written consent of the Borrower(s) is required in respect of any assignment and/or transfer made in accordance with Clause 23.1 (Assignments and transfers by the Lenders) pursuant to paragraph (a), the prior written consent of the Borrower(s) to any assignment or transfer by a Lender must not be unreasonably withheld or delayed, and shall be deemed to have been given five (5) Business Days after such Lender has requested it unless such consent is expressly refused by the Borrower(s) within that time.

(d)

An Existing Lender may not assign or transfer any or all of its rights or obligations under the Finance Documents or change its Facility Office without the prior written consent of the Borrower(s) if such assignment or transfer would (in respect of any such assignment or transfer by an Existing Lender only, subject to the actual knowledge of that Existing Lender) give rise to a requirement to prepay any Loan (or any part thereof) or cancel any Commitment (or any part thereof) pursuant to Clause 7.1 (Illegality) in relation to the New Lender or such Existing Lender acting through the new Facility Office by reference to the facts and circumstances existing on the date of such assignment or transfer or change.

(e)

The Existing Lender shall, simultaneously with the assignment or transfer by it of rights and/or obligations under this Agreement to the New Lender, assign to the New Lender a proportionate share of the rights held by it (in its capacity as Lender) under or in connection with the other Finance Documents.

(f)	A transfer by the Existing Lender to the New Lender will be effective only if the procedure set out in Clause 23.6 (Procedure for transfer) is complied with in respect of such transfer.

(g)

An assignment by the Existing Lender to the New Lender will be effective only if the procedure and conditions set out in Clause 23.7 (Procedure for assignment) are complied with in respect of such assignment (subject to paragraph (c) of Clause 23.7 (Procedure for assignment)).

(h)	If:

(i)	an Existing Lender assigns or transfers any of its rights or obligations under the Finance Documents to a New Lender or a Lender changes its Facility Office; and

(ii)

as a result of circumstances existing at the date such assignment, transfer or change occurs, the Borrower(s) would be obliged to make a payment to such New Lender or such Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then such New Lender or such Lender acting through its new Facility Office is not entitled to receive any payment under that Clause in excess of the payment the Borrower(s) would have been required to pay to such Existing Lender or such Lender acting through its previous Facility Office under that Clause if that assignment, transfer or change had not occurred, provided that this paragraph (h) shall not apply in case of an assignment or transfer made pursuant to Clause 7.4 (Right of repayment and cancellation in relation to a single Lender) unless otherwise agreed by the relevant Replacement Lender by way of written notice to the Agent prior to the effectiveness of that assignment or transfer. This paragraph (h) does not apply to any assignment or transfer under a Syndication Agreement.

(i)

Each New Lender, by executing the applicable Transfer Certificate or Assignment Agreement to which it is a party, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver relating to any Finance Document that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the applicable assignment or transfer from the applicable Existing Lender to such New Lender becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as such Existing Lender would have been had it remained a Lender.

(j)

In respect of any assignment or transfer by any MLABU prior to the Initial Utilisation Date, if there is any inconsistency between this Agreement and the Syndication and Fee Letter, the terms of the Syndication and Fee Letter shall prevail.

23.3	Assignment or transfer fee

(a)

The New Lender shall, no later than five (5) Business Days prior to the date upon which the relevant assignment or transfer by the Existing Lender to the New Lender takes effect, pay to the Agent (for its own account) a fee of EUR4,000 (free and clear of any Tax under any applicable law).

(b)	Paragraph (a) above does not apply to any assignment or transfer under a Syndication Agreement.

23.4	Master assignment or transfer

Without prejudice to the procedure set out in Clause 23.6 (Procedure for transfer or assignment or Clause 23.7 (Procedure for assignment) below, a transfer or assignment may be effected by way of a syndication agreement in relation to the Syndication to be entered into between, among others, the Existing Lenders, the New Lenders and the Agent which sets out the rights and obligations under the Finance Documents to be assigned or transferred, in lieu of a Transfer Certificate or an Assignment Agreement (a Syndication Agreement).

23.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Group Member or any Affiliate of any Group Member;

(iii)	the performance and observance by an Obligor of its obligations under any of the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender (which makes any assignment or transfer to such New Lender) and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors, the Group Members and their related entities in connection with its participation in this Agreement and/or the other Finance Documents and has not relied exclusively on any information provided to it by such Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of the Obligors, the Group Members and their related entities whilst any amount is or may be outstanding under any of the Finance Documents or any commitment represented by any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-assignment or re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by a New Lender by reason of the non-performance by an Obligor of its obligations under any of the Finance Documents or otherwise.

23.6	Procedure for transfer

(a)

Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer by an Existing Lender of any or all of its rights and obligations under any Finance Document to a New Lender is effected on the Transfer Date in accordance with paragraph (c) below. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate, provided that the Agent shall have no obligation to execute any Transfer Certificate at any time earlier than the date that is five (5) Business Days after its receipt of such Transfer Certificate.

(b)

The Agent shall not be obliged to execute a Transfer Certificate delivered to it by an Existing Lender and a New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (including in accordance with internal policies) (or deems desirable) to conduct in relation to the transfer from such Existing Lender to such New Lender (the subject of such Transfer Certificate).

(c)	On the Transfer Date in respect of a transfer by an Existing Lender to a New Lender:

(i)

to the extent that in the Transfer Certificate (relating to such transfer) such Existing Lender seeks to transfer its rights and obligations under any Finance Document each of the Obligors and such Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(ii)

each of the Obligors and such New Lender shall assume obligations towards one another and/or acquire rights against one another under the Finance Documents which differ from the Discharged Rights and Obligations only insofar as the Obligors and such New Lender have assumed and/or acquired the same in place of the Obligors and such Existing Lender;

(iii)

the Administrative Parties, such New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such New Lender been originally party hereto as a Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer (the subject of such Transfer Certificate) and to that extent any of the Administrative Parties and such other Lenders (on one hand) and such Existing Lender (on the other hand) shall each be released from further obligations to each other under the Finance Documents; and

(iv)	such New Lender shall become a Party as a “Lender”.

(d)

The procedure set out in this Clause 23.6 (Procedure for transfer) shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

23.7	Procedure for assignment

(a)

Subject to the conditions set out in paragraph (d) below and Clause 23.2 (Conditions of assignment or transfer), an assignment by an Existing Lender of any or all of its rights under the Finance Documents to a New Lender may be effected on the Transfer Date in accordance with paragraph (b) below. The Agent shall, subject to paragraph (d)(ii), as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement, provided that the Agent shall have no obligation to execute any Assignment Agreement at any time earlier than the date that is five (5) Business Days after its receipt of such Assignment Agreement.

(b)	On the Transfer Date relating to an assignment by an Existing Lender to a New Lender:

(i)	such Existing Lender will assign absolutely to such New Lender the rights under the Finance Documents expressed to be the subject of assignment in such Assignment Agreement;

(ii)

such Existing Lender will be released by the Obligors and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of release in such Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and shall be bound by obligations equivalent to the Relevant Obligations.

(c)

An Existing Lender may utilise procedures other than those set out in this Clause 23.7 to assign its rights under the Finance Documents (but not, without the consent of the Obligors or unless in accordance with Clause 23.6 (Procedure for transfer), to obtain a release by the Obligors from the obligations owed to the Obligors by that Existing Lender nor the assumption of equivalent obligations by the applicable New Lender) provided that the conditions set out in paragraph (d) below are complied with.

(d)	An assignment by an Existing Lender to a New Lender (whether pursuant to an Assignment Agreement or paragraph (c) above) will only be effective on:

(i)

receipt by the Agent (whether in an Assignment Agreement or otherwise) of written confirmation from such New Lender (in form and substance satisfactory to the Agent) that such New Lender will assume the same obligations to the other Finance Parties as it would have been under if it were an Original Lender; and

(ii)

performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to such New Lender. The Agent shall promptly notify such Existing Lender and such New Lender of the completion of such checks. The Agent shall not be obliged to execute an Assignment Agreement delivered to it by an Existing Lender and a New Lender or any document delivered to it pursuant to paragraph (c) above unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to such assignment to such New Lender.

(e)

The procedure set out in this Clause 23.7 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the applicable assignment, release and assumption or each condition of any applicable assignment, release and assumption shall have been satisfied.

23.8	Copy of Transfer Certificate or Assignment Agreement and Increase Confirmation to Borrower(s)

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Borrower(s) a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

23.9	Existing consents and waivers

Each New Lender shall be bound by any consent, waiver, election or decision given or made by the applicable Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the applicable assignment or transfer from such Existing Lender to such New Lender.

23.10	Exclusion of the Agent’s liabilities

In relation to any assignment or transfer pursuant to this Clause 23, each Party acknowledges and agrees that the Agent shall not be obliged to:

(a)	enquire as to the accuracy of any representation or warranty made by, or the status of, any person in respect of its eligibility as a Lender;

(b)	attend to any registration or perfection requirements required in connection with such assignment or transfer or to ensure that such registration or perfection requirements are completed; and/or

(c)	provide any New Lender with any information regarding any previous amendments or waivers in relation to any Finance Document.

23.11	Sub-participation

For the avoidance of doubt, each Lender may grant sub-participations in respect of any or all of its rights and/or obligations under any Finance Document to any person and no consent of the Obligors shall be required in respect of any such sub-participations, provided that where, as a result of the sub-participation, such Lender would no longer retain absolute discretion with regard to the exercise of votes under the Finance Documents, then that Lender shall be required to consult with the Borrower(s) in respect of any such sub-participations.

23.12	Assignments and transfers to Group Members

A Lender may not assign or transfer any of its rights and/or obligations under any Finance Document to any Group Member or any Affiliate of any Group Member, except with the prior written consent of all of the Lenders.

23.13	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from the Obligors, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release such Lender from any of its obligations under the Finance Documents, or substitute the beneficiary of the relevant charge, assignment or other Security for such Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Obligors or grant to any person any rights that are more extensive than those required to be made or granted to such Lender under the Finance Documents.

24.	CHANGES TO THE OBLIGORS

24.1	No assignments or transfers by the Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under any or all of the Finance Documents except with the prior written consent of all the Lenders.

24.2	Additional Borrower

(a)

Subject to compliance with the provisions of paragraphs (d) and (e) of Clause 19.7 (“Know your customer” checks), the Original Borrower may request that the Target becomes a Borrower. The Target shall become a Borrower if:

(i)	the Original Borrower, the Guarantor and the Target deliver to the Agent a duly completed and executed Accession Deed;

(ii)	the Original Borrower confirms that no Default is continuing or would occur as a result of the Target becoming an Additional Borrower; and

(iii)

the Agent has received all of the documents and other evidence listed in Part 2 (Conditions Precedent to be delivered by the Target) of Schedule 2 (Conditions Precedent), each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Original Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 (Conditions Precedent to be delivered by the Target) of Schedule 2 (Conditions Precedent).

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

24.3	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the Target that the representations and warranties referred to in paragraph (c) of Clause 18.18 (Repetition) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.	DISCLOSURE OF INFORMATION

25.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 25.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

25.2	Disclosure of Confidential Information

(a)

Any Finance Party may deliver copies of the Finance Documents and/or disclose any information (including Confidential Information) received by it under or pursuant to any Finance Document or any other information about the Obligors, the Group, the Finance Documents and/or the Finance Parties as that Finance Party shall consider appropriate (if, in relation to any of paragraphs (xi)(A), (xi)(B) and (xi)(C) below, the person to whom any Confidential Information is to be disclosed has entered into a Confidentiality Undertaking, except that there shall be no requirement for any Confidentiality Undertaking if such recipient is subject to professional obligations to maintain the confidentiality of such Confidential Information) to:

(i)	any of its head office, branches, representative offices, Affiliates and/or Related Funds (Permitted Parties);

(ii)	any other Finance Party;

(iii)

any of the professional advisers or external auditor of it or any of the Permitted Parties and/or any other person providing services to or agent or contractor of it or any of the Permitted Parties (provided that such professional adviser, person providing services or agent or contractor is under a duty of confidentiality, contractual or otherwise, to such Finance Party or such Permitted Party);

(iv)	the Obligors;

(v)	any person permitted by the Obligors;

(vi)

any person to the extent required for the purpose of any litigation, arbitration or regulatory proceedings or procedure or in connection with any preservation or enforcement of any right or remedy under any Finance Document;

(vii)

any person to whom, and to the extent that, information is requested or required to be disclosed by any applicable law or regulation or the rules or requirements of any applicable court or tribunal, securities exchange or supervisory, governmental, quasi-governmental, administrative, regulatory or self-regulatory body or authority;

(viii)	any employee, director or officer of, or any auditor, partner or Representative of, any Finance Party or any of the Permitted Parties;

(ix)

any rating agency, insurer or insurance broker of, or any direct or indirect provider of credit protection to, such Finance Party or any of the Permitted Parties, or any professional adviser of any of the foregoing, provided that such person is informed of the confidential nature of such Confidential Information;

(x)

any person to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) in or over all or any of its rights under any Finance Document pursuant to Clause 23.13 (Security over Lenders’ rights); or

(xi)	any other person:

(A)

to (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under any Finance Document and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(B)

with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Facility, any Finance Document, an Obligor or any Group Member, or who invests directly or indirectly in any such sub-participation or other transaction and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers; or

(C)

who acquires or is proposing to acquire any interest in, or enters into or is proposing to enter into any merger, amalgamation or other similar arrangement with, that Finance Party and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers.

(b)

The Agent may, in accordance with applicable laws and regulations, collect, use and disclose personal data about each of the Obligors and Finance Parties (if it is an individual) or individuals associated with each of the Obligors and Finance Parties (whether or not it is an individual), so that the Agent can carry out its obligations to the Obligors and/or, as the case may be, the Finance Party and for other related purposes, including auditing, monitoring and analysis of its business, fraud, and crime prevention, money laundering, legal and regulatory compliance, and marketing by the Agent or members of the HSBC Group of other services. The Agent may also, in accordance with applicable laws and regulations, transfer the personal data to any country (including countries outside where the Agent provides the services to be provided under the terms of this Agreement where there may be less stringent data protections laws) to process information on the Agent’s behalf. Wherever it is processed, the personal data will be protected by security measures and a degree of care to which all members of the HSBC Group and their staff are subjected and will only be used in accordance with the Agent’s instructions.

(c)

Any Finance Party (other than the Agent to which paragraph (b) above shall apply) may, in accordance with applicable laws and regulations, collect, use and disclose personal data about each of the Obligors and Finance Parties (if it is an individual) or individuals associated with each of the Obligors and Finance Parties (whether or not it is an individual), so that the relevant Finance Party can carry out its obligations to the Obligors and/or, as the case may be, the Finance Party and for other related purposes, including auditing, monitoring and analysis of its business, fraud, and crime prevention, money laundering, legal and regulatory compliance. Any Finance Party may also, in accordance with applicable laws and regulations, transfer the personal data to any country (including, in respect of a Lender, countries outside its Facility Office where there may be less stringent data protections laws) to process information on the relevant Finance Party’s behalf. Wherever it is processed, the personal data will be protected by security measures and a degree of care to which the relevant Finance Party and its staff are subjected and will only be used in accordance with the relevant Finance Party’s instructions.

(d)

Each Obligor further acknowledges and agrees that some services, operational and processing procedures relating to the transactions or services contemplated under the Finance Documents may from time to time be outsourced by any Finance Party to its regional or global processing centres, branches, Subsidiaries, representative offices, Affiliates, agents of any Finance Party and third parties selected by any Finance Party, wherever situated, and these service providers may from time to time be given access to information and data relating to the transactions or services contemplated under the Finance Documents for the purpose of or in relation to the services and procedures they perform. This Clause 25 is not, and shall not be deemed to constitute, an express or implied agreement by a Finance Party for a higher degree of confidentiality than that prescribed under any applicable law or regulation.

(e)

Notwithstanding any other provision in this Agreement or any other document, each Obligor acknowledges and agrees that each Finance Party (and each employee, representative or other agent of each Finance Party) may each disclose to any and all persons to the extent required to be disclosed under any law or regulation applicable to such Finance Party, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated under the Finance Documents and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such U.S. tax treatment and U.S. tax structure, other than any information for which non-disclosure is necessary in order to comply with applicable securities laws.

(f)

For the avoidance of doubt, nothing in this Clause 25 prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person.

(g)	This Clause 25 supersedes any previous agreement between any of the Parties relation to the confidentiality of any such information or of any Finance Document.

25.3	Disclosure of Funding Rate

(a)	For the purposes of this Clause:

Funding Rate means any rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.4 (Cost of funds).

(b)

The Agent and the Borrower(s) agree to (and the Guarantor shall procure that each other Group Member shall) keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (c) and (d) below.

(c)	The Agent may disclose:

(i)	any Funding Rate to the Borrower(s) pursuant to Clause 8.4 (Notification of rates of interest); and

(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such person to provide those services if such person to whom that Funding Rate is to be given has entered into a confidentiality agreement substantially in the form of the Loan Market Association Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the Lender providing such Funding Rate.

(d)	The Agent may disclose any Funding Rate, and the Borrower(s) may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if such person is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower(s), as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower(s), as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the Lender providing such Funding Rate.

(e)

The Agent and the Borrower(s) acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and the Borrower(s) undertake not to (and the Guarantor shall procure that no Group Member shall) use any Funding Rate for any unlawful purpose.

(f)	The Agent and the Borrower(s) agree (to the extent permitted by law and regulation) to inform a Lender (that provides a Funding Rate):

(i)

of the circumstances of any disclosure made pursuant to paragraph (d)(ii) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 25.3.

(g)	No Event of Default will occur under Clause 22.3 (Other obligations) by reason only of any Borrower’s failure to comply with this Clause 25.3.

25.4	Disclosure of Lender details by the Agent

The Agent shall provide to the Borrower(s), promptly following receipt of a request by the Borrower(s) (but no more frequently than once per calendar month), the names of the Lenders as at the date of that request, their respective Commitments, (to the extent provided to the Agent) the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, (to the extent provided to the Agent) the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means, and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents. For the avoidance of doubt, each Lender authorises the Agent to provide such information to the Borrower(s) from time to time.

26.	ROLE OF THE ADMINISTRATIVE PARTIES

26.1	Appointment of the Agent

(a)	Each Finance Party (other than the Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each Finance Party (other than the Agent) authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each of the Finance Parties authorises the Agent to:

(i)

perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)	enter into and deliver each Finance Document expressed to be entered into by the Agent.

(d)

To the extent applicable, each Finance Party (other than the Agent) hereby exempts the Agent from any restrictions on self-dealing (Insichgeschäft) and multi-representation (Mehrfachvertretung) pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and any similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which is barred by its constitutional documents, by-laws or otherwise from granting such exemption shall notify the Agent accordingly. Each Finance Party (other than the Agent) hereby authorises the Agent to delegate or sub-delegate any powers granted to it under this Clause 26.1 (and any other relevant provision in this Agreement and/or any other Finance Document) to any representative it may elect in its discretion and to grant powers of attorney to any such representative including the exemption from any restrictions on self-dealing (Insichgeschäft) and multi-representation (Mehrfachvertretung) pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and any similar restrictions applicable to it pursuant to any other applicable law (in each case to the extent legally possible to such Finance Party).

26.2	Duties of the Agent

(a)

Subject to paragraph (b) below, the Agent shall promptly forward to a party to any Finance Document the original or a copy of any document which is delivered to the Agent for that party by any other party to any Finance Document.

(b)

Without prejudice to Clause 23.8 (Copy of Transfer Certificate or Assignment Agreement and Increase Confirmation to Borrower), paragraph (a) above shall not apply to any Assignment Agreement or any Transfer Certificate or any notice or confirmation under paragraph (d)(i) of Clause 23.7 (Procedure for assignment).

(c)

Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to any party to any Finance Document.

(d)

If the Agent receives notice from any party to any Finance Document referring to a Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than any Administrative Party) under a Finance Document it shall promptly notify the other Finance Parties.

(f)

The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall have no other duties, obligations and responsibilities save as expressly provided for in the Finance Documents to which it is a party (and no others shall be implied).

26.3	Role of the MLABUs and Arrangers

Except as specifically provided in the Finance Documents to which it is a party, none of the MLABUs or Arrangers shall have any obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)

Nothing in this Agreement constitutes any Administrative Party as a trustee (Treuhänder) or fiduciary of any other person. No Administrative Party has any financial or commercial duty of care (Vermögensfürsorgepflicht) for any person.

(b)	No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

Each Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Obligors, any other Group Member or any Affiliate of any of the foregoing.

26.6	Rights and discretions of the Agent

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any party to any Finance Document, the Majority Lenders or the applicable Lenders has not been exercised.

(c)	The Agent may engage, and pay for and rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under any Finance Document.

(h)

Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(j)

Without prejudice to the generality of paragraph (g) above, the Agent may disclose the identity of a Defaulting Lender (to the extent that the Agent is aware) to the other Finance Parties and the Obligors and shall, as soon as reasonably practicable, disclose the same upon the written request of the Obligors or the Majority Lenders. Each Lender hereby consents to any and all such disclosures by the Agent pursuant to this paragraph (j).

26.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall:

(i)	exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)

not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with paragraph (i) above (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)

Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the applicable Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with such instructions.

(e)

In the absence of instructions from the Majority Lenders, (or, if appropriate, the applicable Lenders) the Agent may act (or refrain from taking action) as it considers in its discretion to be appropriate (acting reasonably), provided that (for the avoidance of doubt) the Agent shall not be under any duty to take any action in the absence of such instructions.

(f)

Without prejudice to the provisions of this Clause 26.7 (Majority Lenders’ instructions), the Agent may (but shall not be obliged to), in the absence of instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate (acting reasonably).

(g)

The Agent is not authorised to act on behalf of and in the name of a Finance Party (without first obtaining that Finance Party’s prior written consent) in any legal or arbitration proceedings relating to any Finance Document, provided that nothing herein shall prejudice the ability of the Agent to bring, defend or conduct any proceedings in its capacity as Agent (in the name of the Agent).

26.8	Responsibility for documentation

No Administrative Party:

(a)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, any Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated under any Finance Document;

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)

is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

26.10	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, and any officer, employee or agent of the Agent may rely on this Clause 26.10 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in any Finance Document shall oblige any Administrative Party to conduct:

(i)	any “know your customer”, anti-money laundering or other procedures in relation to any person; or

(ii)

any check on the extent to which any transaction contemplated by any Finance Document might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to each Administrative Party that it is solely responsible for any such procedures or check it is required to conduct and that it shall not rely on any statement in relation to such procedures or check made by any Administrative Party.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which such loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

26.11	Lenders’ indemnity to the Agent

(a)

Each Lender shall (in the proportion determined in accordance with paragraph (b) below) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence, in relation to any FATCA-related liability or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.11 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document in respect of the same cost, loss or liability).

(b)

Each Lender’s proportion of such cost, loss or liability shall be equal to the proportion borne by (i) the aggregate of such Lender’s Commitment(s) to (ii) the Total Commitments (or, if the Total Commitments have been reduced to zero, the proportion borne by (A) the aggregate of such Lender’s Commitment(s) immediately before the reduction of the Total Commitments to zero to (B) the Total Commitments immediately before the reduction of the Total Commitments to zero).

26.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower(s).

(b)

Alternatively the Agent may resign by giving thirty (30) days’ notice to the Lenders and the Borrower(s), in which case the Majority Lenders (after consultation with the Borrower(s)) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within thirty (30) days after the applicable notice of resignation was given, the retiring Agent (after consultation with the Borrower(s)) may appoint a successor Agent.

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (b) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 26 (Role of the Administrative Parties) and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees (provided that such amendments are not materially adverse to the interest of any Obligor or any Group Member) together with the introduction of, or any reasonable amendments to, the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates as agreed by the Borrower(s) and those amendments will bind the Parties.

(e)

The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor to the Agent.

(g)

Upon the appointment of a successor Agent, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 26 (and any agency fees for the account of such retiring Agent shall cease to accrue from such date and shall instead accrue in favour of such successor Agent).

(h)

After consultation with the Borrower(s), the Majority Lenders may, by giving not less than thirty (30) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders), require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above but the cost of complying with paragraph (d) above shall be for the account of the Borrower(s).

(i)	Any successor Agent and each of the other Parties shall have the same rights and obligations among themselves as they would have had had such successor Agent been originally party hereto as the Agent.

(j)	Clauses 15 (Other Indemnities) and 16 (Costs and Expenses) shall survive and remain in full force and effect in favour of any Agent that has resigned or been replaced.

(k)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents:

(i)

the Agent fails to respond to a request under Clause 12.7 (FATCA information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 12.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower(s) and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Dates,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

26.13	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)

The Agent shall not be obliged to disclose to any Finance Party any information supplied to it by the Obligors or any Affiliate of the Obligors on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

26.14	Relationship with the Lenders

(a)

Subject to Clause 28.2 (Distributions by the Agent), the Agent may treat each person shown in the records of the Agent as a Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as a Lender acting through its Facility Office:

(i)	entitled to or liable for an payment due under any Finance Document on that day as a Lender; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered as a Lender on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and email address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, email address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.15	Credit appraisal by the Lenders

Without affecting the responsibility of an Obligor for information supplied by it or on its behalf in connection with any Finance Document, each of the Lenders confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Obligors, the Group Members and their respective Affiliates;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and/or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any party to any Finance Document or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy and/or completeness of any information provided by the Agent, any party to any Finance Document or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under any of the Finance Documents, the Agent may, after giving notice to such Party, deduct an amount not exceeding that amount from any payment to such Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of that amount owed by such Party to the Agent. For the purposes of the Finance Documents such Party shall be regarded as having received any amount so deducted.

26.17	Money laundering

Unless mandatorily required by applicable laws or regulations to which the Agent is subject, the Agent shall not be responsible to any Party for providing any certification or documents with respect to any information (except for any information in respect of itself) required for any anti-money laundering due diligence purpose. Such certificates and related documents shall be provided directly by the Obligors, provided that the request for such information may be made through the Agent.

26.18	Agent’s Management Time

(a)

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent) and Clause 26.11 (Lenders’ Indemnity to the Agent) shall include the cost of utilising the management time or other resources of the Agent and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Obligors and the other Finance Parties, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	a Default;

(ii)

the Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Agent and the Borrower(s) agree to be of an exceptional nature or outside the scope of the normal duties of the Agent, as applicable under the Finance Documents; or

(iii)	the Agent and the Borrower(s) agreeing that it is otherwise appropriate in the circumstances,

the Borrower(s) shall pay to the Agent any additional remuneration (together with any applicable VAT) that may be agreed between the Agent and the Borrower(s) or determined pursuant to paragraph (c) below.

(c)

If the Agent and the Borrower(s) fail to agree upon whether such duties are of an exceptional nature or otherwise outside the scope of the normal duties of the Agent, or upon the amount of any additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent and approved by the Borrower(s) or, failing approval, nominated (on the application of the Agent) by the President for the time being of the Law Society of Hong Kong (the costs of the nomination and the fees of the investment bank being payable by the Borrower(s)) and the determination of any investment bank shall be final and binding upon the Parties.

26.19	Reliance and Engagement Letters

Each Finance Party confirms that the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by any Administrative Party) the terms of any reliance letter or engagement letters relating to any reports or letters provided by auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of the reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

26.20	SFO

Nothing in this Agreement shall require the Agent to carry on an activity of the kind specified by any provision of part 1 of schedule 5 of the Hong Kong Securities and Futures Ordinance (Cap 571), or to lend money to the Borrower(s) in its capacity as the Agent.

26.21	Money held as banker

The Agent shall be entitled to deal with money paid to it by any person for the purposes of this Agreement in the same manner as other money paid to a banker by its customers except that it shall not be liable to account to any person for any interest or other amounts in respect of the money.

26.22	Abatement of fees

The fees, commissions and expenses payable to the Agent for services rendered and the performance of their obligations under this Agreement shall not be abated by any remuneration or other amounts or profits receivable by the Agent (or by any of their Affiliates) in connection with any transaction effected by the Agent with or for the Lenders or the Obligors to this Agreement.

26.23	Amounts paid in error

(a)

If the Agent pays an amount to another Party and the Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall as soon as reasonably practicable following demand refund the same to the Agent. For the avoidance of doubt, no such other Party shall be liable to the Agent for any amount of interest in respect of that Erroneous Payment.

(b)	Neither:

(i)	the obligations of any Party to the Agent; nor

(ii)	the remedies of the Agent (whether arising under this Clause 26.18 or otherwise) which relate to an Erroneous Payment,

will be affected by any act, omission, matter or thing which, but for this paragraph (ii), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

(c)

All payments to be made by a Party to the Agent (whether made pursuant to this Clause 26.18 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, Erroneous Payment means a payment of an amount by the Agent to another Party which the Agent determines (in its sole discretion) was made in error.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers (whether by set-off or otherwise) any amount from or in respect of an Obligor, other than through the Agent and in accordance with Clause 28 (Payment Mechanics), (such amount being a Recovered Amount) and applies that amount to a payment due under any of the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of such receipt or recovery, to the Agent;

(b)

the Agent shall determine whether such receipt or recovery is in excess of the amount that the Recovering Finance Party would have been paid had such receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to such receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made (by reference to such receipt or recovery) in accordance with Clause 28.6 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 28.6 (Partial payments) towards the obligations owing to such Sharing Finance Parties.

27.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 27.2 (Redistribution of payments), as between an Obligor and the Recovering Finance Party, an amount of such Recovered Amount equal to such Sharing Payment shall be treated as not having been paid by that Obligor (and that Obligor shall be liable to the Recovering Finance Party for a debt equal to such Sharing Payment, which debt is immediately due and payable).

27.4	Reversal of redistribution

To the extent that any part of such Recovered Amount received or recovered by a Recovering Finance Party (which Recovered Amount gives rise to any Sharing Payment) becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to (i) the appropriate part of its share of such Sharing Payment (that is attributable to such Recovered Amount so repayable and repaid by such Recovering Finance Party) together with (ii) an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on such part of such Sharing Payment (or on such part of such Recovered Amount to which such Sharing Payment is attributable) which that Recovering Finance Party is required to pay ((i) and (ii) being collectively the Redistributed Amount); and

(b)

as between an Obligor and each relevant Sharing Finance Party, an amount equal to such Redistributed Amount shall be treated as not having been paid by that Obligor (and that Obligor shall be liable to such Sharing Finance Party for a debt equal to such Redistributed Amount, which debt is immediately due and payable).

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against an Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which that Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of those legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or that Lender (as the case may be) shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement (in place of settlement) of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of the currency of such payment with such bank as the Agent specifies.

(c)

Each payment of any amount made by an Obligor to the Agent in accordance with any Finance Document (including without limitation paragraph (a) above) is made to the Agent for and on behalf of each Finance Party to whom such amount is owing. The payment of any such amount to the Agent shall not in any way affect or prejudice the separate and independent nature of the debt owing to each such Finance Party, which may be enforced individually by each such Finance Party in the event that all or part of such debt remains unpaid when due.

28.2	Distributions by the Agent

(a)

Each payment received or recovered by the Agent under any Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to the ), Clause 28.4 (Clawback), Clause 28.6 (Partial payments) and Clause 26.16 (Deduction from amounts payable by the Agent), be made available by the Agent as soon as practicable after receipt or recovery to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of the currency of such payment.

(b)

The Agent shall distribute payments received or recovered by it in relation to all or any part of a Loan to the applicable Lender(s) indicated in the records of the Agent as being so entitled on the applicable date, provided that the Agent is authorised to distribute payments to be made on the date on which any assignment or transfer becomes effective pursuant to Clause 23 (Changes to the Lenders) to the applicable Lender(s) so entitled immediately before such assignment or transfer took place regardless of the period to which such payments relate.

(c)

The Agent is not under any obligation to make payment to any Finance Party on account of any amount owing by an Obligor to such Finance Party in the same currency as that in which such latter-mentioned amount is denominated.

28.3	Distributions to the Obligors

The Agent may (with the consent of the relevant Obligor or in accordance with Clause 29 (Set-Off)) apply any amount received by it for the an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under any or all of the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

To the extent that the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under any of the Finance Documents to the Agent for the account of any person in accordance with Clause 28.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to such person; or

(ii)

(if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to such person) pay that amount (or the applicable part thereof payable to such person) to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower(s) or the Lender making that payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties),

and in each case such payments must be made on the due date for payment under the Finance Documents. Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa2 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency.

(b)

All interest accrued on any amount standing to the credit of that trust account shall be for the benefit of the Recipient Party or Recipient Parties pro rata to their respective entitlements to such amount.

(c)

A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the applicable obligations to make such payment under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of that trust account.

(d)

Promptly upon the appointment of a successor Agent, each Paying Party which has made a payment to a trust account in accordance with this Clause 28.5 (other than to the extent that such Paying Party has given an instruction pursuant to paragraph (e) below with respect to such trust account) shall give all requisite instructions to the bank with whom that trust account is held to transfer the amount of such payment (together with any accrued interest thereon) to the successor Agent for distribution in accordance with Clause 28.2 (Distributions by the Agent).

(e)

A Paying Party which has made a payment to a trust account (on account of any amount payable by such Paying Party to a Recipient Party) in accordance with this Clause 28.5 shall, promptly upon request by that Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above (with respect to such trust account); and

(ii)

that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom such trust account is held to transfer such amount (so paid into and held in such account) together with any accrued interest thereon to that Recipient Party.

28.6	Partial payments

(a)

If the Agent receives or recovers an amount from or in respect of an Obligor under or in connection with any Finance Document which amount is insufficient to, or is not applied to, discharge all the amounts then due and payable by the Borrower(s) under the Finance Documents, such amount shall be applied towards the obligations of that Obligor under the Finance Documents, in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of, and other amounts owing to, any Administrative Party (in each case for its own account) under the Finance Documents;

(ii)

secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in paragraph (a)(i) above) or commission due to any or all of the Finance Parties but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due to any or all of the Finance Parties but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by any Obligor.

28.7	No set-off by the Obligors

All payments to be made by an Obligor under any or all of the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.8	Business Days

(a)

Any payment which is due to be made under a Finance Document on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)

During any extension of the due date for payment of any principal or Unpaid Sum pursuant to paragraph (a) above, interest is payable on such principal or Unpaid Sum at the rate applicable on the original due date.

28.9	Currency of account

(a)	Subject to paragraphs (b) to (c) below, euro is the currency of account and payment for any sum from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which such costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

28.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower(s)); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower(s)) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

28.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower(s) that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Borrower(s), consult with the Borrower(s) with a view to agreeing with the Borrower(s) such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Borrower(s) in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Borrower(s) shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29.	SET-OFF

For so long as an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under any or all of the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If such obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of such set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made by a Party to another Party under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail (email) (including scanned copies of executed documents and other attachments), fax or letter.

30.2	Addresses

The email address, address and if applicable, fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of an Obligor, that identified with its name below;

(b)	in the case of any Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party;

(c)	in the case of the Agent, that identified with its name below;

(d)	in the case of a MLABU, that identified with its name below; and

(e)	in the case of an Arranger, that notified in writing to the Agent on or prior to the date on which it becomes a Party,

or any substitute email address, address or fax number or department or officer as that Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one Party to another Party under or in connection with any Finance Documents will be effective:

(i)	if by way of email, only when received in legible form by at least one of the relevant email addresses of the Party to whom such communication or document is to be made or delivered;

(ii)	if by way of fax, only when received in legible form; or

(iii)	if by way of letter, only when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent under or in connection with any Finance Document will be effective only when actually received by the Agent and then only if it is sent to the correct email address(es) or, in the case of a fax or a letter, expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor under or in connection with any Finance Document shall be sent through the Agent.

(d)	Any communication from or to an Obligor shall not be made by fax.

(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5pm in the place of receipt shall be deemed only to become effective on the following Business Day.

30.4	Notification of address and fax number

Promptly upon changing its own email address, address or fax number, the Agent shall notify the other Parties.

30.5	Communication when Agent is an Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed to replace such Impaired Agent.

30.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver or constitute an election to affirm any Finance Document. No election by a Finance Party to affirm any Finance Document shall be effective unless it is in writing. No single or partial exercise of any right or remedy by any Finance Party shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)

Subject to Clause 34.2 (Exceptions), any term of any Finance Document (other than any Fee Letter) may be amended or waived only in writing and with the consent of the Majority Lenders and the Borrower(s). Any such amendment or waiver so made with such consent will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

34.2	Exceptions

(a)	Subject to paragraph (b) below and Clause 34.5 (Replacement of Screen Rate), an amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” or “Super Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of, or any change in the currency of, any payment of principal, interest, fees or commission payable;

(iv)	an increase in, or any change in the currency of, any Commitment or the Total Commitments;

(v)	an extension of the Availability Period;

(vi)	any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	a change to an Obligor; or

(ix)

Clause 1.6 (Sanctions), Clause 2.2 (Finance Parties’ rights and obligations), Clause 7.1 (Illegality), Clause 7.5 (Change of Control), Clause 17 (Guarantee and indemnity), Clause 23 (Changes to the Lenders), Clause 27 (Sharing among the Finance Parties), Clause 28.6 (Partial payments), this Clause 34, Clause 41 (Governing Law) or Clause 42.1 (Jurisdiction of English Courts),

shall not be made without the prior consent of all the Lenders.

(b)

An amendment or waiver that has the effect of changing or which relates to any shorter period as the Majority Lenders may agree as contemplated in Clause 7.2 (Voluntary cancellation) shall not be made without the agreement of the Majority Lenders.

(c)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may not be effected without the consent of that Administrative Party.

34.3	Excluded commitment

If any Lender fails to respond to a request in writing for any consent, waiver, amendment of or in relation to any term of any Finance Document or any instruction or vote relating to any other matter under any Finance Document within twenty (20) Business Days of that request being made, then (unless the Borrower(s) and the Agent agree to a longer time period in relation to such request):

(a)

such Lender’s Commitment and such Lender’s participation in any Loan shall not be included for the purpose of calculating the Commitments of the Lenders, or participations of the Lenders in any or all of the Loans when ascertaining whether the consent, instruction or vote of Lenders holding any applicable percentage (including, for the avoidance of doubt, unanimity) of the Commitments and/or participations in any or all of the Loans has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of all of the Lenders or any specified group of Lenders has been obtained to approve that request.

34.4	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders or the Super Majority Lenders; or

(ii)	whether:
(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments and, to the extent that that reduction results in that Defaulting Lender’s Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 34.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.5	Replacement of Screen Rate

(a)	Subject to paragraph (b) of Clause 34.2 (Exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark; and

(ii)
(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower(s).

(b)	In this Clause 34.5:

Quoted Tenor means, in relation to the Screen Rate, any period for which that Screen Rate is customarily displayed on the relevant page or screen of an information service and which may be selected as an Interest Period by the Borrower(s) under Clause 9.1 (Selection of Interest Periods).

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Benchmark means a benchmark rate which is:

(i)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(A)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(B)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (B) above;

(ii)	in the opinion of the Majority Lenders and the Borrower(s), generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(iii)	in the opinion of the Majority Lenders and the Borrower(s), an appropriate successor to a Screen Rate.

Screen Rate Replacement Event means, in relation to a Screen Rate:

(i)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Borrower(s), materially changed;

(ii)

(A)

(1)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(2)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(B)

the administrator of that Screen Rate publicly announces that it has ceased or will cease to provide that Screen Rate for all of the Quoted Tenors permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate for such Quoted Tenors;

(C)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued for all of the Quoted Tenors;

(D)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate for all of the Quoted Tenors may no longer be used; or

(E)	the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information:

(1)

stating that that Screen Rate for all of Quoted Tenors is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and

(2)	with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication;

(iii)

the administrator of that Screen Rate determines that that Screen Rate for all of the Quoted Tenors should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(A)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower(s)) temporary; or

(B)	that Screen Rate for the relevant Quoted Tenor is calculated in accordance with any such policy or arrangement for a period no less than one month; or

(iv)

in the opinion of the Majority Lenders and the Borrower(s), that Screen Rate for all of the Quoted Tenor is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

35.	RESTRICTIONS ON DEBT PURCHASE TRANSACTIONS

35.1	Prohibition on Debt Purchase Transactions

No Obligor shall, and the Guarantor shall procure that (except with the prior written consent of the Agent (acting on the instructions of all of the Lenders)) no Group Member or any Affiliate of any Group Member shall (a) enter into any Debt Purchase Transaction or (b) be (i) a Lender or (ii) a party to a Debt Purchase Transaction of the type referred to in any of paragraphs (b) or (c) of the definition of “Debt Purchase Transaction”.

35.2	Notification to other Lenders of Debt Purchase Transactions

Without prejudice to Clause 35.1 (Prohibition on Debt Purchase Transactions) and Clause 23.12 (Assignments and transfers to Group Members), any Group Member or any Affiliate of any Group Member which is or becomes a Lender or which enters into a Debt Purchase Transaction as a purchaser, an acquirer or a participant (or similar capacity) shall (or the Borrower(s) shall, on its behalf), by 5pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) (or any commitment represented thereby), any Loan or any amount(s) outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

36.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on such counterparts were on a single copy of this Agreement.

37.	U.S.A. PATRIOT ACT

Each Lender that is subject to the requirements of the U.S.A. Patriot Act hereby notifies the Borrower(s) that pursuant to the requirements of the U.S.A. Patriot Act, such Lender is required to obtain, verify and record information that identifies the Borrower(s), which information includes the name and address of the Borrower(s) and other information that will allow such Lender to identify the Borrower(s) in accordance with the U.S.A. Patriot Act.

38.	BAIL-IN

38.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

38.2	Bail-in definitions

In this Clause 38:

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-in Legislation; and

(c)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Write-down and Conversion Powers means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)

in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

39.	HK STAY RULES

(a)

If this any Finance Document is or becomes a “covered contract” (within the meaning of the Financial Institutions (Resolution) (Contractual Recognition of Suspension of Termination Rights – Banking Sector) Rules (Cap. 628C) of Hong Kong (the Stay Rules)), the Parties agree that, despite any other term or conditions of any Finance Document or any other agreement, arrangement or understanding, the parties (other than an excluded counterparty (within the meaning of the Stay Rules)) will be bound by a suspension of a “termination right” (within the meaning of the Stay Rules) in relation to this Agreement imposed by the Resolution Authority under section 90(2) of the Financial Institutions (Resolution) Ordinance (Cap. 628) of Hong Kong.

(b)	For the purpose of this Clause 39:

Resolution Authority means the resolution authority in relation to a banking sector entity from time to time, which is currently the Hong Kong Monetary Authority.

40.	BANKING (EXPOSURE LIMITS) RULES

(a)

The Borrower(s) acknowledge that the Banking (Exposure Limits) Rules (Cap. 155S) and regulations in respect thereof in Hong Kong have imposed on each Lender incorporated in Hong Kong certain limitations on advances to persons related or connected to the applicable Finance Party Group. By entering into this Agreement, the Borrower(s) agree that:

(i)	it shall, to the best of its knowledge, advise the relevant Lender in writing if it is in any way related or connected to the relevant Finance Party Group; and

(ii)	if it becomes aware that it is so related or connected at any time after the date of this Agreement, that it shall immediately advise the relevant Lender in writing,

and, in each case, in the absence of such advice, each relevant Lender will assume that the Borrower(s) is not so related or connected.

(b)

The Borrower(s) may refer to Schedule 8 (Banking (Exposure Limits) Rules) for an explanation of when it may be considered related or connected to a Finance Party Group for the purposes of this Agreement.

41.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

42.	ENFORCEMENT

42.1	Jurisdiction of English Courts

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

42.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)

irrevocably appoints Jingdong Retail (UK) Limited, as at the date of this Agreement, at Floor 3, 20 King Street, London, SW1Y 6QY, as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower(s) (for itself and on behalf of the Guarantor) must immediately (and in any event within ten (10) days of the event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

42.3	Waiver of immunity

Each Obligor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)

execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULES AND SIGNATORIES

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